Exhibit 10.22

FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.

(as Agent)

the Lenders that are parties hereto

and

AEGIS COMMUNICATIONS GROUP, INC.,

ADVANCED TELEMARKETING CORPORATION,

IQI, INC.,

LEXI INTERNATIONAL, INC.

and

INTERSERV SERVICES CORPORATION

(as Companies)

Dated: May 11, 2006

TABLE OF CONTENTS

SECTION 1. Definitions		1

1.1	Defined Terms	1

SECTION 2. Conditions Precedent		18

2.1	Conditions Precedent to Initial Funding	18

SECTION 3. Revolving Loans and Collections		21

3.1	Funding Conditions and Procedures	21
3.2	Handling of Proceeds of Collateral; Cash Dominion	23
3.3	Revolving Loan Account.	23
3.4	Repayment of Overadvances	26
3.5	Application of Proceeds of Collateral	26
3.6	Monthly Statement	26
3.7	Access to CIT’s System	27

SECTION 4. Reserved		28

SECTION 5. Letters of Credit.		28

5.1	Assistance and Purpose	28
5.2	Authority to Charge Revolving Loan Account	28
5.3	Indemnity Relating to Letters of Credit	29
5.4	Compliance of Goods, Documents and Shipments with Agreed Terms	29
5.5	Handling of Goods, Documents and Shipments	29
5.6	Compliance with Laws; Payment of Levies and Taxes	30
5.7	Subrogation Rights	30

SECTION 6. Collateral		30

6.1	Grant of Security Interest	30
6.2	Limited License	31
6.3	Representations, Covenants and Agreements Regarding Collateral Generally.	31
6.4	Representations Regarding Accounts	31
6.5	Covenants and Agreements Regarding Accounts	32
6.6	Covenants and Agreements Regarding Equipment	32
6.7	General Intangibles	33
6.8	Commercial Tort Claims	33
6.9	Letter of Credit Rights	33
6.10	Real Estate	33
6.11	Reference to Other Loan Documents	33
6.12	Credit Balances; Additional Collateral	33

SECTION 7. Representations, Warranties and Covenants		34

7.1	Initial Disclosure Representations and Warranties	34
7.2	Affirmative Covenants	36
7.3	Financial Covenants	44
7.4	Negative Covenants	44

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SECTION 8. Interest, Fees and Expenses		46

8.1	Interest on Revolving Loans	46
8.2	Default Interest Rate	46
8.3	Fees and Expenses Relating to Letters of Credit	47
8.4	Out-of Pocket Expenses	47
8.5	Line of Credit Fee; Collection Days	47
8.6	Loan Facility Fee; Application of Deposits and Commitment Fee	47
8.7	Administrative Management Fee	48
8.8	Standard Operational Fees	48
8.9	LIBOR Loans	48
8.10	LIBOR Breakage Costs and Fees	50
8.11	Early Termination Fee	50
8.12	Capital Adequacy	50
8.13	Taxes, Reserves and Other Conditions	51
8.14	Authority to Charge Revolving Loan Account	51

SECTION 9. Powers		52

9.1	Authority	52
9.2	Limitations on Exercise	52

SECTION 10. Events of Default and Remedies		52

10.1	Events of Default	52
10.2	Remedies With Respect to Outstanding Loans	53
10.3	Remedies With Respect to Collateral	54
10.4	Application of Proceeds	55
10.5	General Indemnity	55

SECTION 11. Termination		56

SECTION 12. Miscellaneous		56

12.1	Waivers	57
12.2	Entire Agreement; Amendments	57
12.3	Usury Limit	57
12.4	Severability	57
12.5	WAIVER OF JURY TRIAL; SERVICE OF PROCESS	57
12.6	Notices	58
12.7	CHOICE OF LAW	58

SECTION 13. Agreements Regarding the Lenders		59

13.1	Copies of Statements and Financial Information	59
13.2	Payments of Principal, Interest and Fees	59
13.3	Defaulting Lender	59
13.4	Participations and Assignments	59
13.5	Sharing of Liabilities	60
13.6	Exercise of Setoff Rights	61
13.7	Confidentiality	61

SECTION 14. Agency		62

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14.1	Appointment of Agent; Powers	62
14.2	Delegation of Agent’s Duties	62
14.3	Disclaimer of Agent’s Liabilities	62
14.4	Reliance and Action by Agent	63
14.5	Events of Default	63
14.6	Lenders’ Due Diligence	64
14.7	Right to Indemnification	64
14.8	Other Transactions	64
14.9	Resignation of Agent	64
14.10	Voting Rights; Agent’s Discretionary Rights	65
14.11	Deemed Consent	66
14.12	Notice of Termination of Commitment	66
14.13	Survival of Agreements of the Lenders	66
14.14	Joint and Several Liability	66

EXHIBITS

	Exhibit A - Form of Assignment and Transfer Agreement
	Exhibit B - Form of Revolving Loan Promissory Note
	Exhibit E - Form of Compliance Certificate

SCHEDULES

	Schedule 1.1(a) - Existing Indebtedness
	Schedule 1.1(b) - Description of Mortgaged Real Estate
	Schedule 7.1(b) - Company and Collateral Information
	Schedule 7.1(g) - Litigation

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THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, (“CIT”) with offices located at 5420 LBJ Freeway, Suite 200, Dallas, Texas 75240, and any other entity becoming a Lender hereunder pursuant to Section 13.4(b) of this Financing Agreement, are collectively referred to as the “Lenders” and individually as a “Lender”), and CIT, as the Agent for the Lenders (the “Agent”), are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent, shall make revolving loans and other financial accommodations to AEGIS COMMUNICATIONS GROUP, INC., a Delaware corporation (“Parent”) ADVANCED TELEMARKETING CORPORATION, a Nevada corporation (“ATC”), IQI, INC., a New York corporation (“IQI”), LEXI INTERNATIONAL, INC., a California corporation (“Lexi”), and INTERSERV SERVICES CORPORATION, a Delaware corporation (“InterServ” and together with Parent, ATC, IQI and Lexi, each individually a “Company” and collectively, the “Companies”), each with a principal place of business at 8001 Bent Branch Drive, Irving, Texas 75063.

SECTION 1. Definitions

1.1 Defined Terms. As used in this Financing Agreement:

Accounts shall mean any and all of each Company’s present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of each Company’s account debtors securing the obligations owed by such account debtors to such Company; and (j) all Proceeds of any of the foregoing.

Additional LIBOR Loan Requirements shall mean that, prior to the Initial Adjustment Date, the Funds Administrator may elect a LIBOR Loan pursuant to Section 8.9 hereof, so long as the conditions set forth therein are satisfied and the Companies’ Average Daily Balance exceeds $7,500,000 for the thirty (30) day period prior to the Funds Administrator’s election.

Additional Line of Credit Fee shall have the meaning provided for in Section 8.5 of this Financing Agreement.

Administrative Management Fee shall mean an amount equal to $1,500 per month, payable to the Agent exclusively in accordance with Section 8.7 of this Financing Agreement.

Agent’s Bank Account shall have the meaning provided for in Section 3.5 of this Financing Agreement.

Applicable Margin shall mean, from the Closing Date until the Initial Adjustment Date, (a) with respect to the portion of the outstanding principal amount of Revolving Loans that is equal to or less than the undrawn amount of the Lender Letter of Credit (the “Supported Revolving Loan Amount”), 2.50% for LIBOR Loans and (b) with respect to the portion of the outstanding principal amount of Revolving Loans that is greater than the undrawn amount of the Lender Letter of Credit (the “Unsupported Revolving Loan Amount”), 0.75% for Chase Bank Rate Loans, provided that, at the Funds Administrator’s request, and if the Companies have satisfied each of the Additional LIBOR Loan Requirements, the Applicable Margin with respect to the LIBOR Loans shall be 3.00% for any calendar month which immediately follows a calendar month in which the Company satisfied the Additional LIBOR Loan Requirements.

On the Initial Adjustment Date, and on the each subsequent adjustment date thereafter, the Applicable Margins for Chase Bank Rate Loans and LIBOR Loans shall be adjusted based on the Fixed Charge Coverage Ratio of the Companies for the most recently completed trailing three calendar month period, to the following amounts:

Fixed Charge Coverage Ratio	Chase Bank Rate Loans Applicable Margin	LIBOR Loans
		Applicable Margin	Average Daily Balance
Equal to or greater than 2.0 to 1.0	0.25%	2.50%	$10,000,000
Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	0.50%	2.75%	$7,500,000
Less than 1.50 to 1.00	0.75%	3.00%	$7,500,000

On the Initial Adjustment Date, adjustments to the Applicable Margins shall be implemented by Agent based on the financial statements contained in the Third Quarter 10-Q. All subsequent adjustments to the Applicable Margins shall be implemented quarterly by the Agent based on the financial statements and related officer’s certificate for the relevant period commencing with the quarter ending December 31, 2006 and for each quarter thereafter delivered by the Companies to the Agent pursuant to Section 7.2(h)(ii) hereof, and shall take effect five Business Days after receipt of such financial statements for such quarter. Notwithstanding the foregoing: (a) no reduction in Applicable Margins shall occur on an adjustment date if a Default or an Event of Default shall have occurred and remain outstanding on such adjustment date or the date of the Agent’s receipt of the financial statements on which such reduction is to be based; and (b) if the Companies fail to deliver the financial statements on which any reduction in applicable margins is to be based within five Business Days of the due date for such items set forth in Section 7.2(h)(ii), then effective as of five (5) Business Days after due date for such financial statements, the applicable margins shall increase to the highest margins set forth in the table above until five (5) Business Days after delivery of such financial statements.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

Availability Reserve shall mean an amount equal to the sum of:

(a)	any reserve which the Agent may establish from time to time as determined in its Permitted Discretion; plus

(b)	a reserve for any due and unpaid state and federal payroll withholding and related taxes and charges, which reserve shall be released upon Agent’s receipt of evidence of payment of such amounts, which evidence shall be satisfactory to Agent in its sole discretion; plus

(c)	a reserve in an amount of not less than $150,000 with respect to the matters set forth on Schedule 7.1(g), as amended from time to time (each, a “Litigation Matter”), which reserve shall be decreased with respect to any Litigation Matter upon satisfaction, as determined by Agent in its sole discretion, of the following conditions: (1) Agent’s receipt of a documented settlement, general release or other similar document with respect to such Litigation Matter in form and substance satisfactory to Agent in its sole discretion; (2) a dismissal of such Litigation Matter or a judgment in connection therewith in favor of the Company rendered by a court, arbitrator or governmental body, as applicable, with competent jurisdiction with respect to such Litigation Matter, which such dismissal or judgment evidences that the applicable Company has no liability, monetary or otherwise (except with respect to its own legal fees and court costs), with respect to such Litigation Matter or (3) Agent’s receipt of written documentation evidencing the forgiveness of amounts owed to any Person by such Company with respect to such Litigation Matter in form and substance acceptable to Agent in its sole discretion. Notwithstanding the foregoing, Agent shall not increase such reserve amount after the Closing Date unless Agent determines in its Permitted Discretion such increase is necessary due to a change in the circumstances of a Litigation Matter or the addition of a new Litigation Matter to Schedule 7.1(g); plus

(d)	a reserve in an amount of not less than $2,500,000 for past due amounts owed to trade creditors of any Company, which reserve will be reduced by Agent upon the satisfaction of the following conditions: (1) Agent’s receipt of a documented payment plan entered into by such Company and each trade creditor with respect to past due payables in form and substance acceptable to Agent, (2) Agent’s receipt of documented forgiveness of amounts owed to such trade creditors by such Company in form and substance acceptable to Agent, and (3) Agent’s receipt of satisfactory evidence demonstrating payments from the Company to such trade creditors of past due amounts in the normal course of business in form and substance acceptable to Agent; plus

(e)

one (1) month’s rental payments or similar charges for any of the Companies’ leased premises or other Collateral locations for which a Company has not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or

(z) any change in the amount of rental, storage or processor payments or similar charges; plus

(f)	a reserve for any unclaimed wages greater than 365 days old.

ATA shall mean Advanced Telemarketing Corporation, a Nevada corporation.

Average Daily Balance shall mean the average daily principal balance of the Revolving Loans outstanding for each day of the applicable month.

Balance Sheet shall mean a consolidated balance sheet for the Companies, prepared in accordance with GAAP.

Borrowing Base shall mean, at any time:

(a)	the sum at such time of: (i) eighty-five percent (85%) of the Companies’ outstanding Eligible Billed Accounts Receivable; plus (ii) the lesser of (A) eighty percent (80%) of the Companies’ outstanding Eligible Unbilled Accounts Receivable, or (B) $10,000,000 plus (iii) the lesser of (A) the undrawn principal amount of the Lender Letter of Credit and (B) $1,500,000; less

(b)	the amount of the Availability Reserve in effect at such time.

Business Day shall mean any day on which the Agent and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the Balance Sheet.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the Balance Sheet.

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

Change of Control shall mean: (a) World Focus at any time for any reason ceases to own at least fifty-one percent (51%) of the issued and outstanding capital stock of Parent owned by World Focus on the Closing Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units); and/or (b) World Focus at any time for any reason fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting capital stock of Parent or, in any event, capital stock representing voting control of Parent (or otherwise sufficient to elect a majority of the members of the board of directors or other governing body of Parent) in any such case free and clear of all liens (except liens in favor of Export-Import Bank of India existing as of the Closing Date), rights, options, warrants or other similar agreements or understandings; and/or (c) Parent at any time for any reason ceases to own at least (I) ninety-eight and eight-

tenths percent (98.8%) of the issued and outstanding capital stock of ATC and (II) one hundred percent (100%) of the issued and outstanding capital stock of IQI owned by Parent on the Closing Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units); and/or (d) IQI at any time for any reason ceases to own at least one hundred percent (100%) of the issued and outstanding capital stock of each of Lexi and InterServ owned by IQI on the Closing Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), in any such case free and clear of all liens, rights, options, warrants or other similar agreements or understandings except liens in favor of Agent.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its “prime rate” in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.

CIT’s System shall mean the Agent’s StuckeyNet or other internet-based loan accounting and reporting system.

Closing Date shall mean the date on which this Financing Agreement is executed by the Companies, the Agent and the Lenders that initially are parties hereto, and delivered to the Agent.

Collateral shall mean, collectively, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.

Collection Days shall mean a period of one (1) Business Day after the deposit of proceeds of Collateral or other monies into the Agent’s Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

Commitment shall mean, as to each Lender, the amount of the commitment for such Lender set forth on the signature page to this Financing Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 13.4(b) or any other applicable provision of this Financing Agreement.

Commitment Letter shall mean the Commitment Letter dated March 27, 2006 issued by the Agent to, and accepted by, Parent.

Confidential Information shall have the meaning provided for in Section 13.7 of this Agreement.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which the Agent and the Lenders shall be entitled to charge the Companies in the manner set forth in Section 8.2 of this Financing Agreement.

Deficiency Amount shall have the meaning provided for in Section 8.5 of this Agreement.

Depository Account shall mean the each bank account (and the related lockbox, if any) subject to the Agent’s control that is established by the Agent or Companies pursuant to Section 2.1(j) or Section 3.2(c) of this Financing Agreement; provided, however, with respect to any operating account of the Company, Agent shall allow Company access to such account so long as no Default or Event of Default has occurred and is continuing, provided, further, that any payroll accounts of the Company shall be excluded from this definition.

Depository Account Control Agreement shall mean a three-party agreement in form and substance satisfactory to the Agent among the Agent, the Companies and the bank which will maintain a Depository Account, (a) which provides the Agent with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (x) all cash, checks, wires and other items received or deposited into the Depository Account are the property of the Agent, for the benefit of the Lenders, and (y) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

Dilution Percentage shall mean, with respect to the Companies during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Companies’ non-cash reductions against Trade Accounts Receivable, during such period, by (b) the average amount of the Companies’ gross sales during such period, as determined by the Agent in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by the Agent based on its reviews of the periodic financial and collateral reports submitted by the Companies to the Agent as well as the results of the periodic field examinations of the Companies conducted by the Agent from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by the Agent from time to time in the exercise of its reasonable business judgment.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper,

instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

Early Termination Date shall mean a date prior to any Termination Date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit.

Early Termination Fee shall mean an amount equal to the product obtained by multiplying (a) the then-applicable maximum amount of the Revolving Line of Credit times (b) (i) two percent (2%) if the Early Termination Date occurs on or before the first anniversary of the Closing Date, (ii) one percent (1.00%) if the Early Termination Date occurs after first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; and (iii) zero percent (0.00%) if the Early Termination Date occurs after the second anniversary of the Closing Date.

EBITDA shall mean, for any period, all earnings of the Companies on a consolidated basis for such period before all interest, tax obligations and depreciation and amortization expense of the Companies on a consolidated basis for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Companies, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.

Eligible Accounts Receivable shall mean the gross amount of the Companies’ Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:

(a)	actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus

(b)	reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which any Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts (i.e. an account that offsets the balance of a related and corresponding account or other similar account); (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of any Company, or to any other person or entity otherwise affiliated with any Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of any Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent (it being agreed that all current customers of Companies are acceptable to Agent and will continue to be acceptable so long as such customers comply with this provision); (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to Humana, Inc., American Express, AT&T Corp. $3

(c)	and BellSouth Telecommunications, Inc. and/or their affiliates to the extent the aggregate outstanding amount of such sales at any time exceed forty-five percent (45%) or more of all Eligible Accounts Receivable at such time and sales to any other customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed thirty percent (30%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus

(d)	reserves established by the Agent to account for increases in the Companies’ Dilution Percentage above the Companies’ historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as the Agent deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders.

Eligible Billed Accounts Receivable shall mean each Eligible Account Receivable arising in the ordinary course of business of the Companies that is evidenced by an invoice, statement or other billing document satisfactory to Agent, provided, an Eligible Unbilled Account Receivable shall become an Eligible Billed Account Receivable upon the satisfaction of the terms set forth in this definition.

Eligible Unbilled Accounts Receivable shall mean each Eligible Account Receivable arising in the ordinary course of business of the Companies that is not an Eligible Billed Account Receivable and for which an invoice, statement or other billing document has not yet been created or sent, provided, any such receivable shall cease to be an Eligible Unbilled Account Receivable on the earlier of (i) the date on which it becomes evidenced by an invoice, statement or other billing document which is satisfactory to Agent or (ii) thirty (30) calendar days after the services covered by such receivable were rendered.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Essar shall mean Essar Global Limited, a private company limited by shares, organized under the laws of Mauritius.

Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent or any Lender (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.

Excluded Collateral shall mean, collectively, all Equipment and Real Estate of the Companies.

Fixed Charge Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of the Companies for such period by (b) Fixed Charges of the Companies for such period.

Fixed Charges shall mean, for any period, the sum of (a) all cash interest obligations (including the interest component of Capital Leases) of the Companies on a consolidated basis paid or due during such period, (b) the amount of principal repaid or scheduled to be repaid on Indebtedness of the Companies on a consolidated basis (other than the Revolving Loans) during such period, (c) unfinanced Capital Expenditures, as incurred by the Companies on a consolidated basis during such period, (d) Permitted Distributions paid during such period, and (e) all federal, state and local income tax expenses paid in cash which were due and payable by the Companies on a consolidated basis during such period.

Funds Administrator shall mean Parent in its capacity as the borrowing agent and loan funds administrator for itself and the other Companies under this Financing Agreement.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between any Company and any licensee of any of any Company’s General Intangibles, and (i) all Proceeds of any of the foregoing.

Goods shall mean all present and hereafter acquired “Goods”, as defined in the UCC, and all Proceeds thereof.

Guaranties shall mean the guaranty agreements executed and delivered to the Agent by Guarantors.

Guarantors shall mean any guarantor of all or any part of the Obligations.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.

Indemnified Party shall have the meaning given to such term in Section 10.4 of this Financing Agreement.

Initial Adjustment Date shall mean a date that corresponds to the first day of the calendar month following Agent’s receipt of Parent’s 10-Q filing made with the United States Securities and Exchange Commission for the quarter ending September 30, 2006 (the “Third Quarter 10-Q”).

Interest Period shall mean, subject to availability: (a) with respect to an initial request by the Funds Administrator for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, a one-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month thereafter; and (b) with respect to any continuation of a LIBOR Loan, a one-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month thereafter; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

Inventory shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

Investment Property shall mean all present and hereafter acquired “Investment Property”, as defined in the UCC, together with all stock and other equity interests in any Company’s subsidiaries, and all Proceeds thereof.

IQI shall mean IQI, Inc., a New York corporation.

InterServ shall mean InterServ Services Corporation, a Delaware corporation.

Issuing Bank shall mean any bank issuing a Letter of Credit for a Company.

Lender Letter of Credit shall mean that certain Letter of Credit, in form and substance satisfactory to Agent, in its sole discretion, issued by a depository institution acceptable to Agent and confirmed by a bank organized under the laws of the United States of America satisfactory to Agent, which names Agent as the beneficiary, for the benefit of Lenders, in an amount not less than $1,500,000, which may be drawn and used by Agent following the occurrence of an Event of Default and the termination of this Financing Agreement under Section 10.2 for such purposes as Agent may determine, in its sole discretion, and which shall be in effect through November     , 2006.

Letters of Credit shall mean all letters of credit issued for or on behalf of a Company with the assistance of the Lenders (acting through the Agent) by an Issuing Bank in accordance with Section 5 hereof.

Letter of Credit Guaranty shall mean any guaranty or similar agreement delivered by the Agent, on behalf of the Lenders, to an Issuing Bank of a Company’s reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee that the Agent, for the benefit of the Lenders, may charge the Companies under Section 8.3(a) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Companies in obtaining Letters of Credit.

Letter of Credit Sub-Line shall mean the aggregate commitment of the Lenders to assist the Companies in obtaining Letters of Credit in an aggregate amount of up to $1,000,000.

LEXI shall mean LEXI International, Inc., a California corporation.

LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent’s election, (i) LIBOR for such Interest Period as quoted to the Agent by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Interest Payment Date shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.

LIBOR Lending Office shall mean, (a) with respect to the Agent and CIT, the office of JPMorgan Chase Bank, or any successor thereof, located at 270 Park Avenue, New York, NY 10017, and (b) with respect to each Lender, the address set forth on the signature page to this Financing Agreement or the Assignment and Transfer Agreement to which such Lender is a party.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

Line of Credit Fee shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) one-quarter of one percent (0.25%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, any Promissory Notes, the Negative Pledge, any Guaranties, the Pledge Agreements, the Shareholder Subordination Agreement, the other closing documents executed by any Company, and any Guaranty or other ancillary loan and security agreements executed by any Company or any Guarantors from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to the Agent, for the benefit of the Lenders, in accordance with, and pursuant to, the provisions of Section 8.6 of this Financing Agreement.

Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Companies, considered as a whole, (b) the ability of the Companies, considered as a whole to perform their obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of such Company, (c) the value of the Collateral or (d) the ability of the Agent or the Lenders to enforce the Obligations or their rights and remedies under this Financing Agreement or any of the other Loan Documents.

Negative Pledge shall mean that certain Negative Pledge, dated as of the Closing Date, executed by the Companies in favor of Agent.

Net Availability shall mean, at any time, the amount by which (a) the Borrowing Base of the Companies at such time exceeds (b) the sum at such time of (i) the principal amount of all outstanding Revolving Loans, plus (ii) the undrawn amount of all outstanding Letters of Credit.

Obligations shall mean: (a) all loans, advances and other extensions of credit made by the Agent for the account of the Lenders to the Companies (or any of them) or to others for the Companies’ account (including, without limitation, all Revolving Loans and all obligations of the Agent under Letter of Credit Guaranties); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies (or any of them) to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Companies from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of any Company’s assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Companies are liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) without duplication, any Company’s liabilities to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for any Company’s account, including any accommodations extended by the Agent with respect to applications for Letters of Credit, the Agent’s acceptance of drafts or the Agent’s endorsement of notes or other instruments for any Company’s account and benefit; and (d) any and all indebtedness, obligations and liabilities incurred by, or imposed on, the Agent or any Lender as a result of environmental claims relating to any Company’s operations, premises or waste disposal practices or disposal sites.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean: (a) all present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all cash and other monies and property in the possession or control of the Agent or any Lender (including negative balances in the Revolving Loan Account and cash collateral held by the Agent pursuant to Section 3.5(b) hereof); (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s and the Lenders’ present and future costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Agent for “insufficient funds” and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all appraisal fees and expenses payable by the Companies hereunder, and all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of the Agent’s personnel; (g) all costs that the Agent may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by the Agent in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by the Agent to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this

Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise the Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (i) all costs, fees and expenses incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all costs, fees and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of outside counsel to the Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to any Company, any Guarantor or any subsidiary of any Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

Overadvances shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.

Parent shall mean Aegis Communications Group, Inc., a Delaware limited liability company.

Patents shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

Permitted Discretion shall mean, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

Permitted Distributions shall mean:

(a)	dividends from a wholly-owned subsidiary of a Company to such Company; and

(b)	dividends payable solely in stock or other equity interests of any Company.

Permitted Encumbrances shall mean: (a) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (b) deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (c) liens granted to the Agent, for the benefit of the Lenders, by the Companies; (d) Permitted Tax Liens; (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (1) do not materially interfere with the occupation, use or enjoyment by any Company of its business or property so encumbered and (2) in the reasonable business judgment of the Agent, do not materially and adversely affect the value of such Real Estate; (f) purchase money liens or the interests of lessors under Capital Leases to the extent that such liens or interests secure purchase money Indebtedness for capital assets incurred in the ordinary course of business and so long as such liens attach only to the asset purchased or acquired with the proceeds thereof; (g) liens in favor of World Focus (excluding any liens in favor of World Focus in Excluded Collateral) to the extent such liens are permitted by and remain subject to the terms of the Shareholder Subordination Agreement; and (g) other liens existing on the Closing Date and listed on Schedule 1.1(b) attached hereto.

Permitted Indebtedness shall mean: (a) current unsecured Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness arising under the Letters of Credit, the Lender Letter of Credit, and this Financing Agreement; (c) deferred Taxes and other expenses incurred in the ordinary course of business; (d) Subordinated Debt; (e) purchase money Indebtedness incurred in the ordinary course of business and after the Closing Date for the purchase of capital assets in an original principal amount per year not in excess of $2,000,000.00 in the aggregate outstanding at any one time through December 31, 2007, and $3,000,000.00 in the aggregate outstanding at any time per year thereafter, so long as such Indebtedness does not exceed 100% of the purchase price thereof; (f) Indebtedness of a Company to another Company, so long as Borrower complies with Section 7.4(h); (g) other unsecured Indebtedness not otherwise permitted herein in an amount not to exceed $500,000 in the aggregate at any time outstanding; and (h) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto.

Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that any Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by any such Company to the Agent, for the benefit of the Lenders, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

Pledge Agreements shall have the meaning given to such term in Section 2.1(s) of this Financing Agreement.

Pro Rata Percentage shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or in the event that the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CIT’s System).

Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

Promissory Notes shall mean, collectively, the notes in the form of Exhibit B attached hereto, delivered by the Companies to each Lender to evidence the loans made by such Lender to the Companies pursuant to this Financing Agreement.

Real Estate shall mean all of the Companies’ present and future fee and leasehold interests in real property.

Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including the Agent or any Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

Required Insurance shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.

Required Lenders shall mean (a) at all times while there are (2) two or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding at least fifty-one percent (51%) of the total Commitments under the Revolving Line of Credit (or fifty-one percent (51%) of the outstanding principal amount of all loans outstanding hereunder, as reflected by CIT’s System, in the event that the Commitments of the Lenders hereunder have terminated).

Restricted Subsidiary means (i) a subsidiary of any Company which is not organized under the laws of a state of the United States of America or (ii) a subsidiary of any Company which, as of the Closing Date, has either (x) no material assets, (y) no material operations or (z) no employees. As of the Closing Date, the Restricted Subsidiaries include, without limitation, EBA Direct, Inc., a Canadian corporation.

Revolving Line of Credit shall mean the Commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Companies in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in an aggregate amount equal to (a) $15,000,000 until December 31, 2006 and (b) $20,000,000 thereafter.

Revolving Loan Account shall mean the account on the Agent’s books, in the name of the Funds Administrator on behalf of the Companies, in which the Companies will be charged with all Obligations when due or incurred by the Agent or any Lender.

Revolving Loans shall mean the loans and advances made from time to time to or for the account of the Companies by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.

Rockland shall mean Rockland Credit Finance.

Rockland Facility shall mean that certain $7,500,000 factoring line of credit as evidenced by the Master Factoring Agreement dated May 30, 2005 and all documentation executed in connection therewith and all amendments.

Settlement Date shall mean Friday of each week (or if any Friday is not a Business Day on which all Lenders are open for business, the immediately preceding Business Day on which all Lenders are open for business), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day on which each Lender is open for business.

Shareholder Subordinated Debt shall mean that certain Indebtedness of the Parent to World Focus, in an original principal amount not to exceed $3,384,500.54 as evidenced by (i) the Seventh Amended and Restated Secured Promissory Note made by Parent in favor of Deutsche Bank AG London, dated April 20, 2005, in the aggregate principal amount of $1,884,500.54, which was assigned to World Focus pursuant to that certain Assignment and Acceptance dated February 16, 2006 and (ii) that certain Promissory Note made by Parent in favor of Essar, dated July 25, 2005, in the aggregate principal amount of $1,500,000.00.

Shareholder Subordination Agreement shall mean that certain Junior Subordination Agreement, dated as of the Closing Date, by and among Parent, Essar, World Focus and Agent, as the same may be amended, restated or otherwise modified from time to time, in accordance with its terms.

Subordinated Debt shall mean all indebtedness of the Companies, including the Shareholder Subordinated Debt (and the note(s) evidencing such indebtedness, if any) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

Subordination Agreement[s] shall mean (a) an agreement (in form and substance satisfactory to the Agent) among one or more of the Companies, a subordinating creditor and the Agent, on behalf of the Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, including but not limited to the Shareholder Subordination Agreement, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by any Company with respect to its business, operations, Collateral or otherwise.

Termination Date shall mean the date occurring three (3) years from the Closing Date.

Third Quarter 10-Q shall have the meaning as set forth in the definition of “Initial Adjustment Date”.

Total Leverage shall mean, as of any date, the quotient (expressed as a ratio) obtained by dividing (a) the aggregate principal amount of Indebtedness of the Companies as of such date, by (b) EBITDA of the Companies for the twelve-month period ending on such date.

Trade Accounts Receivable shall mean that portion of each Company’s Accounts which arises from the rendition of services in the ordinary course of such Company’s business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

World Focus shall mean World Focus, a private company limited by shares, organized under the laws of Mauritius.

SECTION 2. Conditions Precedent.

2.1 Conditions Precedent to Initial Funding. The obligation of the Agent and the Lenders to make the initial loans and to assist the Companies in obtaining initial Letters of Credit hereunder, is subject to the completion immediately prior to or concurrently with the making of such loans or the issuance of such Letters of Credit, of the following conditions precedent in form and substance satisfactory to Agent and Lenders:

(a) Lien Searches. The Agent shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Agent, and such searches shall verify that the Agent, for the benefit of the Lenders, has a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(b) Casualty Insurance. Each Company shall have delivered to the Agent evidence satisfactory to the Agent that all Required Insurance is in full force and effect, and the Agent shall have confirmed that the Agent, for the benefit of the Lenders, has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to the Agent.

(c) UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority and exclusive perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(d) Resolutions. The Agent shall have received a copy of the resolutions of the Board of Directors of each Company authorizing the execution, delivery and performance of the Loan Documents to be executed by such Company, certified by the Secretary or Assistant Secretary of such Company as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of such Company.

(e) Organizational Documents. The Agent shall have received a copy of the Certificate or Articles of Incorporation of each Company, certified by the applicable authority in such Company’s state of incorporation, and copies of the by-laws (as amended through the date hereof) of such Company, certified by the Secretary or an Assistant Secretary thereof.

(f) Officer’s Certificate. The Agent shall have received an executed Officer’s Certificate for each Company, satisfactory in form and substance to the Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) each Company is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(g) Disbursement Authorizations. The Companies shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of each Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

(h) Examination & Verification; Net Availability; Projections. The Agent shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable and the books and records of each Company, and such examination shall indicate that (i) after giving effect to all loans, advances and extensions of credit to be made at closing, the Companies shall have opening Net Availability of not less than $1,000,000, and (ii) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of any Company since December 31, 2005. In addition, the Companies shall have delivered to the Agent, and the Agent shall be satisfied with, (i) balance sheet, income statement, cash flows and Net Availability projections for the Companies on a consolidated basis for not less than twelve (12) months following the Closing Date and (ii) an updated borrowing base certificate in form and substance satisfactory to Agent outlining the Borrowing Base as of the Closing Date.

(i) Depository Accounts; Payment Direction. (i) The Companies or the Agent, on behalf of the Lenders, shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) the Agent, the

Companies and each depository bank shall have entered into a Depository Account Control Agreement with respect to each such Depository Account.

(j) Existing Financing. (i) The Rockland Facility shall be terminated, (ii) all loans and obligations of the Companies with respect thereto shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans to be made under this Financing Agreement, and (iii) all liens and security interests in favor of Rockland in connection therewith shall be terminated and/or released upon such payment.

(k) Opinions. Counsel for the Companies shall have delivered to the Agent, on behalf of the Lenders, opinion(s) in form and substance satisfactory to the Agent.

(l) Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Company, any subsidiary of any Company or any of their assets, which, in the opinion of the Agent, if adversely determined, could have a Material Adverse Effect.

(m) Additional Documents and Payment of Fees. Each Company shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement and shall have paid to Agent all fees, costs and expenses payable on or prior to the Closing Date pursuant to this Financing Agreement or the Commitment Letter.

(n) Background Checks. The Agent shall have received and be satisfied with background checks on key managers and stockholders of the Companies as the Agent shall designate.

(o) Commitment Letter. The Companies shall have fully complied with all of the terms and conditions of the Commitment Letter.

(p) Revolving Loan Promissory Notes. If the Required Lenders elect to evidence their Commitments with respect to the Revolving Line of Credit with Promissory Notes, the Companies shall have executed and delivered to each Lender a Promissory Note in the form attached hereto as Exhibit A.

(q) Lender Letter of Credit. Agent shall have received the Lender Letter of Credit in form and substance satisfactory to Agent.

(r) Financial Statements. Agent shall have received the Companies’ financial statements described in Section 7.2(h)(i) of this Financing Agreement for the Companies’ fiscal year ending in 2005 (the “2005 Financial Statements”), in form and substance acceptable to Agent.

(s) Parent shall have executed and delivered to Agent, for the benefit of Lenders, a stock pledge agreement (collectively, the “Pledge Agreements”) in form and substance satisfactory to Agent, pledging to Agent, for the benefit of Lenders, all capital stock and other equity securities in such Parent’s and IQI’s subsidiaries (including any indirect subsidiary, if applicable) respectively, together with all stock certificates and duly executed stock powers (undated and in blank) with respect thereto.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Company and the Agent shall otherwise agree in a separate writing.

SECTION 3. Revolving Loans and Collections

3.1 Funding Conditions and Procedures.

(a) Amounts and Requests. Subject to the terms and conditions of this Financing Agreement, the Agent and the Lenders, pro rata in accordance with their respective Pro Rata Percentages, severally (and not jointly) agree to make loans and advances to each Company on a revolving basis (i.e. subject to the limitations set forth herein, each Company may borrow, repay and re-borrow Revolving Loans). In no event shall the Agent or any Lender have an obligation to make a Revolving Loan to any Company, nor shall any Company or the Funds Administrator be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the Revolving Line of Credit, or (iii) amount of such Revolving Loan would exceed the Net Availability of the Companies on the date of the request therefor or the funding thereof. Any request for Revolving Loan must be received by an officer of the Agent no later than 12:00 p.m., Dallas, Texas time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Financing Agreement.

(b) Phone and Electronic Loan Requests. Each Company hereby authorizes the Agent and the Lenders to make Revolving Loans to the Funds Administrator based upon a telephonic or e-mail request (or, if permitted by the Agent, based upon a request posted on CIT’s System) made by any officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, as reflected by the Agent’s records. Each telephonic, e-mail or posted request by the Funds Administrator shall be irrevocable, and the Funds Administrator agrees to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent’s request for such confirmation. The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, without further investigation.

(c) Advances by the Agent. The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Funds Administrator and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Funds Administrator and for purposes of this Section 3.1, the Agent will be using the funds of the Agent, and pending settlement, all interest accruing on such advances shall be payable to the Agent.

(d) Settlement Among Lenders.

(i) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Companies that such Lender will not make the amount which would constitute its Pro Rata Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover from the Companies, on demand, such Lender’s Pro Rata Percentage of such borrowing, together with interest thereon (for the account of the Agent) at the rate per annum applicable to such borrowing, without prejudice to any rights which the Agent may have against such Lender under Section 13.3 hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Percentage thereof.

(ii) On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall advanced their respective Pro Rata Percentages of all outstanding Revolving Loans. Each Lender’s obligation to make the Revolving Loans referred to in Section 3.1(a) and to make the settlements pursuant to this Section 3.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (v) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any Company may have against the Agent, any Company, any other Lender or any other person, (w) the occurrence or continuance of a Default or an Event of Default, (x) any adverse change in the condition (financial or otherwise) of any Company, (y) any breach of this Financing Agreement or any other Loan Document by any Company or any other Lender or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reaffirmation of Representations and Warranties. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by each Company in this Financing Agreement shall be deemed to be remade by each Company each time that the Funds Administrator requests a Revolving Loan or a Letter of Credit under this Financing Agreement, and each such request shall also constitute a representation and warranty by each Company that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.

(f) Funds Administrator Appointment. Each Company hereby irrevocably appoints the Funds Administrator, as the agent for such Company on its behalf, to (i) request Revolving Loans from Agent, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Funds Administrator or the Companies are permitted or required to take under this Financing Agreement.

3.2 Handling of Proceeds of Collateral; Cash Dominion.

(a) Collection of Accounts and Other Proceeds. The Companies, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Companies’ business subject to the terms hereof. Each Company agrees to direct its account debtors to send payments on all Accounts directly to a lockbox associated with a Depository Account, and to include on all of such Company’s invoices the address of such a lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should any Company ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Company agrees to hold such proceeds in trust for the Agent, for the benefit of the Lenders, separate from such Company’s other property and funds, and to deposit such proceeds directly into a Depository Account no later than the second Business Day following receipt.

(b) Transfer of Funds from Depository Accounts. Funds remaining on deposit in a Depository Account shall be transferred to the Agent’s Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and each Company agrees to take all actions reasonably required by the Agent or any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner. Subject to charges for Collection Days, all amounts received from a Depository Account and any other proceeds of the Collateral deposited into the Agent’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Agent’s Bank Account. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(c) New Depository Accounts. Each Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, the Agent, each Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account other than with respect to an account which is a payroll account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

3.3 Revolving Loan Account.

(a) Subject to the provisions of paragraph (b) below, the Agent shall charge the Revolving Loan Account for all loans and advances made by the Agent and the Lenders to the Funds Administrator, or otherwise, or for the Companies’ account, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Upon request by Company, the Agent shall give the Companies notice of charges made to the Revolving Loan Account and shall provide the Companies with an explanation of such charges in reasonable detail. Subject to the provisions of Section 3.5 below, the Agent will credit the Revolving Loan Account with all amounts received by the Agent from each Depository Account or from others for the Companies’ account, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by any Company be a prerequisite to the Agent’s or the Lenders’ rights to demand payment of any of the Obligations. In addition, each Company agrees that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any of such Company’s contracts or obligations relating to the Accounts.

(b) In order to utilize the collective borrowing powers of the Companies (collectively the “Collective Borrowers”) in the most efficient and economical manner, and in order to facilitate the handling of the accounts of the Collective Borrowers on the Agent’s books, the Collective Borrowers have requested, and the Agent has agreed to handle accounts of the Collective Borrowers on the Agent’s books on a combined basis, all in accordance with the following provisions:

(i) in lieu of maintaining separate accounts on the Agent’s books in the name of each of the Collective Borrowers, the Agent shall maintain one Revolving Loan Account. Confirmatory assignments of Accounts will continue to be made to the Agent by each of the Collective Borrowers. Loans and advances made by the Agent to any of the Collective Borrowers will be charged to the Revolving Loan Account indicated above, along with any charges and expenses under this Financing Agreement. The Revolving Loan Account will be credited, with all amounts received by the Agent from any of the Collective Borrowers or from others for their account including all amounts received by the Agent in payment of Accounts assigned to the Agent as provided in this Financing Agreement;

(ii) each month the Agent will render to the Collective Borrowers one extract of the combined Revolving Loan Account, which shall be deemed to be an account stated as to each of the Collective Borrowers and which will be deemed correct and accepted by all of the Collective Borrowers unless the Agent receives a written statement of exceptions from them within thirty (30) days after such extract has been rendered by the Agent. It is expressly understood and agreed by each of the Collective Borrowers that the Agent shall have no obligation to account separately to any of the Collective Borrowers;

(iii) requests for loans and advances may be made by the Funds Administrator as agent for the Collective Borrowers and the Agent is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitation and provisions set forth in this Financing Agreement. It is expressly understood and agreed by each of the Collective Borrowers that the Agent shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (x) any loans and advances made to any of the Collective Borrowers or (y) any of the Agent’s expenses and charges relating thereto. All loans and advances are made for the Revolving Loan Account;

(iv) the Collective Borrowers jointly and severally unconditionally guarantee to the Agent and the Lenders the prompt payment in full of (A) all loans and advances made and to be made by the Agent and/or the Lenders to any of them under this Financing Agreement, as well as (B) all other Obligations of the Collective Borrowers to the Agent and/or the Lenders and hereby expressly confirm in all respects the guaranties executed by each of the Collective Borrowers in the Agent’s and/or the Lenders’ favor as more fully set forth therein;

(v) all Accounts assigned to the Agent for the benefit of the Lenders by any of the Collective Borrowers and any other Collateral now or hereafter given to the Agent and/or the Lenders by any of the Collective Borrowers (be it Accounts or otherwise), shall secure all loans and advances made by the Agent and/or the Lenders to any of the Collective Borrowers, and shall be deemed to be pledged to the Agent as security for any and all other Obligations of the Collective Borrowers to the Agent and/or the Lenders as set forth under this Financing Agreement, the guaranties, or any other agreements between the Agent and/or the Lenders and any of the Collective Borrowers;

(vi) It is understood that the handling of the accounts of the Collective Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Collective Borrowers and at their request, and that the Agent shall incur no liability to the Collective Borrowers as a result hereof. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Collective Borrowers hereby agrees to indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against the Agent and/or the Lenders by any of the Collective Borrowers or by any third party whosoever, arising from or incurred solely by reason of (A) the method of handling the accounts of the Collective Borrowers as herein provided, (B) the Agent relying on any instructions of any of the Collective Borrowers, or (C) any other action taken by the Agent in accordance with this subparagraph (b) of Paragraph 3.3 of Section 3 of this Financing Agreement; and

(vii) The foregoing request was made because the Collective Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Collective Borrowers as required for the continued successful operation of each of the Collective Borrowers. Each of the Collective Borrowers expects to derive benefit, directly or indirectly, from such availability. In addition, the Companies have informed the Agent that:

(A) The Funds Administrator, in order to increase the efficiency and productivity of each of the other Collective Borrowers, has centralized in itself a cash management system which entails, in part, central disbursement and operating accounts in which it provides the working capital needs of each of the other Collective Borrowers and manages and timely pays the accounts payable of each of the other Collective Borrowers;

(B) Each Company is further enhancing the operating efficiencies of the other Collective Borrowers by purchasing, or causing to be purchased, in its name for its account all materials, supplies, inventory and services required by the other Collective Borrower which will result in reducing the operating costs of the other Collective Borrowers; and

(C) Since all of the Collective Borrowers are now engaged in an integrated operation that requires financing on an integrated basis and since each Collective Borrower expects to benefit from the continued successful performance of such integrated operations and in order to best utilize the collective borrowing powers of each Collective Borrower in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Collective Borrower and the existing back-office practices of the Collective Borrowers, each Collective Borrower has requested that all Revolving Loans and advances be disbursed solely upon the request of the Funds Administrator and to bank accounts managed solely by the Funds Administrator and that the Funds Administrator will manage for the benefit of each Collective Borrower the expenditure and usage of such funds.

3.4 Repayment of Overadvances. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable unless the Agent (as permitted hereunder) or the Lenders otherwise agree in writing. Should the Agent or the Lenders for any reason honor requests for Overadvances, such Overadvances shall be made in the Agent’s or the Lenders’ sole discretion and subject to any additional terms the Agent or the Lenders deem necessary.

3.5 Application of Proceeds of Collateral.

(a) Generally. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account, and (ii) any other payment received by the Agent with respect to the Obligations, in such order and manner as the Agent shall elect in the exercise of its reasonable business judgment.

(b) Application of Proceeds to Chase Bank Rate Loans and LIBOR Loans. So long as no Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and other payments described in Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and remain outstanding, if the Agent receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Funds Administrator may request, in writing, that the Agent not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case the Agent shall remit such excess to the Funds Administrator. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 8.10 hereof.

(c) Application of Proceeds During an Event of Default. If an Event of Default shall have occurred and remain outstanding, the Agent agrees to apply all Proceeds of Collateral and all other payments received by the Agent to the payment of the Obligations in the manner and order set forth in Section 10.4 hereof. If as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and the Lenders shall be entitled to the costs and fees provided for in Section 8.10 hereof.

3.6 Monthly Statement. After the end of each month, the Agent agrees to prepare and make available to the Companies (by mail, facsimile, e-mail or posting to CIT’s System, as mutually agreed to by the Funds Administrator and the Agent) and the Lenders, a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders and the Companies during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Companies and the Lenders, and shall constitute accounts stated between the Companies and the Lenders and the Agent, as the case may be, unless the Agent receives a written statement of exception from the Companies or any Lender within forty-five (45) days of the date of such monthly statement.

3.7 Access to CIT’s System. The Agent shall provide to the Funds Administrator access to CIT’s System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by the Agent, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT’s System:

(a) The Agent shall provide to the Funds Administrator an initial password for secured access to CIT’s System. The Funds Administrator shall provide the Agent with a list of officers and employees that are authorized from time to time access CIT’s System, and the Funds Administrator agrees to limit access to the password and CIT’s System to such authorized officers and employees. After the initial access, the Funds Administrator shall be solely responsible for (i) changing and maintaining the integrity of the Funds Administrator’s password and (ii) any unauthorized use of the Funds Administrator’s password or CIT’s System by the Funds Administrator’s officers and employees.

(b) The Companies shall use CIT’s System and the Companies’ information thereon solely for the purposes permitted above, and shall not access the CIT’s System for the benefit of third parties or provide any information obtained from the CIT’s System to third parties. The Agent makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Companies must obtain loan balance and Net Availability information, and (if permitted by the Agent) make requests for Revolving Loans and submit borrowing base certificates using other available means.

(c) The Companies hereby confirm and agree that CIT’s System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT’s System and related intellectual property, information and documentation are the sole and exclusive property of the Agent, and the Companies shall have no right, title or interest therein or thereto, except for the limited right to access CIT’s System for the purposes permitted above. Upon termination of this Financing Agreement, each Company agrees to cease any use of the CIT’s System.

(d) All agreements, covenants and representations and warranties made by any Company in any borrowing base certificate submitted to the Agent by means of CIT’s System are incorporated herein by reference.

(e) Structure of Credit Facility. Each Company agrees and acknowledges that the present structure of the credit facilities detailed in this Financing Agreement is based in part upon the financial and other information presently known to Agent and Lenders regarding each Company, the corporate structure of Companies, and the present financial condition of each Company. Each Company hereby agrees that Agent shall have the right, following the occurrence of a Default or an Event of Default, to require that any or all of the following changes be made to these credit facilities: (i) establish a separate “borrowing base” for each Company, (ii) advance a Revolving Loan specifically to a specific Company, based on such Company’s availability under its own “borrowing base”, (iii) restrict loans and advances between Companies, (iv) establish separate lockbox and dominion accounts for each Company, and (v) establish such other procedures as shall be deemed by Agent to be useful in tracking where Revolving Loans are made under this Agreement and the source of payments received by Agent on such Revolving Loans.

SECTION 4. Reserved

SECTION 5. Letters of Credit.

In order to assist the Companies (or any of them) in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested that the Lenders (acting through the Agent) join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending the Lenders’ credit to the Companies, and the Agent and the Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to satisfaction of the conditions set forth in Section 2.1 hereof and the terms and conditions set forth below.

5.1 Assistance and Purpose. Within the Revolving Line of Credit and subject to sufficient Net Availability, the Lenders (acting through the Agent) shall assist the Companies (or any of them) in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Funds Administrator. Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, the Agent’s and the Lenders’ assistance in connection with any Letter of Credit shall be in discretion of the Required Lenders.

5.2 Authority to Charge Revolving Loan Account. Each Company hereby authorizes the Agent, without notice to such Company, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by the Agent or the Lenders under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by the Agent or the Lenders, or, if earlier, upon the occurrence of an Event of Default. Upon request by Companies, the Agent shall give the Companies notice of charges made to the Revolving Loan Account and shall provide the Companies with an explanation of such charges in reasonable detail. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. Each Company confirms that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to such Company and solely at the Agent’s discretion.

5.3 Indemnity Relating to Letters of Credit. Each Company unconditionally indemnifies the Agent and the Lenders, and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company’s account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations.

5.4 Compliance of Goods, Documents and Shipments with Agreed Terms. The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any Company.

5.5 Handling of Goods, Documents and Shipments. Each Company agrees that any action taken by the Agent, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on such Company and shall not result in any liability whatsoever of the Agent to such Company. The Agent shall have the full right and authority, on behalf of the Lenders, after notice to the Funds Administrator, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, without any notice to or any consent from any Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or any Company’s instructions with respect thereto), the Agent may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, each Company agrees not to: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6 Compliance with Laws; Payment of Levies and Taxes. Each Company agrees that (a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and (c) any certificate in that regard that the Agent may at any time reasonably request will be promptly furnished to the Agent. In connection herewith, each Company represents and warrants to the Agent and the Lenders that all shipments made under any Letter of Credit are and will be in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Companies jointly and severally assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies’ risk, liability and responsibility.

5.7 Subrogation Rights. Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, the Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by any Company to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent, for the benefit of the Lenders, and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. Collateral

6.1 Grant of Security Interest. (a) As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Collateral in which such Company has rights, except for the Excluded Collateral, so long as (i) such Excluded Collateral is not subject to any lien, security interest, pledge or encumbrance in favor of any Person other than a Permitted Encumbrance, and (ii) Agent has received the Negative Pledge and such Negative Pledge is in full force and effect.

(b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:

(i) all Collateral which is owned by any Company or in which any Company has any interest, whether held by such Company or by others for such Company’s account, except for the Excluded Collateral, so long as (A) such Excluded Collateral is not subject to any lien, security interest, pledge or encumbrance in favor of any Person other than a Permitted Encumbrance, and (B) Agent has received the Negative Pledge and such Negative Pledge is in full force and effect; and

(ii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or any Company from such Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by any Company, or to the sale, promotion or shipment thereof.

6.2 Limited License. Regardless of whether the Agent’s security interests in any of the General Intangibles has attached or is perfected, each Company hereby irrevocably grants to the Agent, for the benefit of the Lenders, a royalty-free, non-exclusive license to use such Company’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Agent in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Agent in accordance with the provisions of this Financing Agreement.

6.3 Representations, Covenants and Agreements Regarding Collateral Generally.

(a) Representations and Warranties. Each Company hereby represents and warrants to the Agent and the Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral (other than the Excluded Collateral) in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority and exclusive security interest in all personal property of such Company as to which perfection may be achieved by filing, (ii) the Agent’s security interests in the Collateral (other than the Excluded Collateral) constitute, and will at all times constitute, first priority and exclusive liens on the Collateral (other than the Excluded Collateral), and (iii) each Company is, or will be at the time additional Collateral (other than the Excluded Collateral) is acquired by the Company, the absolute owner of the Collateral (other than the Excluded Collateral) with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

(b) Covenants. The Companies, at their expense, agree to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

6.4 Representations Regarding Accounts. Each Company represents and warrants to the Agent and the Lenders that:

(a) each Trade Account Receivable is based on an actual and bona fide rendition of services to customers, made by the Companies in the ordinary course of their business;

(b) the invoices evidencing such Trade Accounts Receivable are in the name of the Companies; and

(c) the customers of the Companies have accepted the services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for (i) disputes, offsets, defenses, counterclaims or contras that involve amounts that are (a) not greater than $200,000 for AT&T and (b) not greater than $50,000 with respect to all other Accounts in the aggregate; provided, that the exact amount of dispute, offset, defense, counterclaim and contra shall be included in each borrowing base certificate if any such Trade Account Receivable is to be included in the Borrowing Base, and (ii) disputes and other matters arising in the ordinary course of business of which the Companies have notified the Agent pursuant to Section 7.2(g) hereof; and

6.5 Covenants and Agreements Regarding Accounts.

(a) Each Company confirms to the Agent and the Lenders that all Taxes and fees relating to such Company’s business, such Company’s sales, and the Accounts relating thereto, are such Company’s sole responsibility, and that same will be paid by such Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts, other than a Permitted Tax Lien.

(b) Each Company agrees to maintain such books and records regarding Accounts as the Agent reasonably may require and agrees that the books and records of such Company will reflect the Agent’s interest in the Accounts. In support of the continuing assignment and security interest of the Agent in the Accounts, such Company also agrees to deliver to the Agent all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. Any Company’s failure to maintain its books in the manner provided herein or to deliver to the Agent any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent in the Accounts.

(c) Each Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to the Agent copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

6.6 Covenants and Agreements Regarding Equipment.

(a) Maintenance of Equipment. If at anytime any Equipment (i) ceases to be Excluded Collateral or (ii) is no longer subject to the Negative Pledge, whether as a result of a breach of any terms of the Negative Pledge or otherwise, then each Company agrees to (a) maintain the Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that the Agent’s security interest may attach to the Equipment), reasonable wear and tear excepted, (b) make any and all repairs and replacements when and where necessary, and (c) safeguard, protect and hold all Equipment in accordance with the terms hereof. Such Equipment will only be used by the Companies in the operation of their business and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.

(b) Sales of Equipment. Each Company agrees not to sell, transfer, lease or otherwise dispose of any item of Equipment without the Required Lenders’ prior written consent except for sales, transfers, leases or other disposals in an amount less than $500,000 individually or in the aggregate. Such Proceeds shall not be commingled with the Companies’ other property, for such sale, transfer, lease or other disposition.

6.7 General Intangibles. Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company possesses all General Intangibles necessary to conduct such Company’s business as presently conducted. Each Company agrees to maintain such Company’s rights in, and the value of, all such material General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. Each Company shall provide the Agent with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that the Agent may, for the benefit of the Lenders and to the extent permitted under the documentation granting such rights or applicable law, perfect the Agent’s security interest in such rights in a timely manner.

6.8 Commercial Tort Claims. Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company holds no interest in any commercial tort claim. If any Company at any time holds or acquires a commercial tort claim, such Company agrees to promptly notify the Agent in writing of the details thereof, and in such writing such Company shall grant to the Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Agreement.

6.9 Letter of Credit Rights. Each Company represents and warrants to the Agent and the Lenders that as of the date hereof, such Company is not the beneficiary of any letter of credit. If any Company becomes a beneficiary under any letter of credit, such Company agrees to promptly notify the Agent, and upon request by the Agent, such Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to the Agent, or (b) cause the issuer of such letter of credit to name the Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

6.10 Real Estate. Upon a breach by any Company of any of the terms of the Negative Pledge, such Company agrees to execute and deliver to the Agent, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to the Agent on any Real Estate now owned or hereafter acquired by such Company as the Agent shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.

6.11 Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents.

6.12 Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Companies (in the Revolving Loan Account or otherwise), and any other property or assets of the Companies in the possession of the Agent or any Lender, may be held by the Agent or such

Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to the Agent, for the benefit of the Lenders, herein and any other lien or security interest which the Agent or the Lenders may have in any other assets of the Companies secure payment and performance of all present and future Obligations.

(b) Notwithstanding the Agent’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Agent’s or the Lenders’ rights under this Financing Agreement.

SECTION 7. Representations, Warranties and Covenants

7.1 Initial Disclosure Representations and Warranties. Each Company represents and warrants, on a joint and several basis, to the Agent and the Lenders that as of the date hereof:

(a) Financial Condition. (i) The amount of each Company’s assets, at fair valuation, exceeds the book value of such Company’s liabilities, (ii) each Company is generally able to pay its debts as they become due and payable, and (iii) each Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Company previously furnished to the Agent present fairly, in all material respects, the financial condition of the Company as of the date of such financial statements.

(b) Organization Matters; Collateral Locations. Schedule 7.1(b) attached hereto correctly and completely sets forth (w) the Company’s exact name, as currently reflected by the records of the Company’s state of incorporation or formation, (x) the Company’s state of incorporation or formation, (y) the Company’s federal employer identification number and state organization identification number (if any), and (z) the address of the Company’s chief executive office and all locations of Collateral.

(c) Power and Authority; Conflicts; Enforceability.

(i) The Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which it is a party, and to perform all of the Company’s obligations thereunder.

(ii) The execution and delivery by the Company of this Financing Agreement and the other Loan Documents to which it is a party, and the performance of the Company’s obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of the Company (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) to the knowledge of the Company, violate, or cause the Company to be in default under, any law, rule, regulation, order, judgment or award applicable to the Company or its assets in any material respect, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Company is a signatory or by which the Company or any of the Company’s assets are bound or affected.

(iii) This Financing Agreement and the other Loan Documents to which the Company is a party constitute legal valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principals of equity, regardless of whether considered in a proceeding at law or in equity.

(d) Schedules. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

(e) Compliance with Laws. The Company and the Company’s properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

(f) Environmental Matters.

(i) To the knowledge of the Company, none of the operations of the Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of the Company’s leased real property. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to the Company, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company.

(ii) To the knowledge of the Company, the Company has no contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company.

(iii) To the knowledge of the Company, the Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Company’s business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

(g) Pending Litigation. Except as set forth on Schedule 7.1(g) hereof, there exist no actions, suits, claims, judgments or proceedings of any kind by or against the Company that are threatened or pending or brought in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h) Restricted Subsidiaries. None of the Restricted Subsidiaries (a) has assets greater than $10,000 in the aggregate or (b) has liabilities in excess of $10,000 in the aggregate or (c) conducts any material business.

7.2 Affirmative Covenants. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

(a) Maintenance of Financial Records; Inspections. Prior to the occurrence of any Default or Event of Default, each Company agrees to maintain books and records pertaining to such Company’s financial matters consistent with sound accounting practices and, after the occurrence of a Default or any Event of Default, each Company agrees to maintain books and records pertaining to such Company’s financial matters in such detail, form and scope as the Agent reasonably may require. Each Company agrees that the Agent, and/or any agent designated by the Agent, may enter upon any Company’s premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of any Company, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Each Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to the Agent and the Lenders, at the Companies’ expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding any Company or the Collateral. All costs, fees and expenses incurred by the Agent in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

(b) Further Assurances. Each Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by each Company to file any financing statements, continuations and amendments covering the Collateral without such Company’s signature in accordance with the provisions of the UCC. Each Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by the Agent on or prior to the Closing Date. Each Company agrees to do whatever the Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Agent, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to the Agent’s possession in accordance with the terms hereof and (v) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

(c) Insurance and Condemnation.

(i) Required Insurance. The Companies agree to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the “Required Insurance”). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, to be made payable solely to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “secured party” or “lender’s loss payable” clause or endorsement, and are to contain such other provisions as the Agent reasonably may require to fully protect the Agent’s interest in the Collateral and to any payments to be made under such policies. Each loss payable endorsement in favor of the Agent shall provide (x) for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation and (y) that the Agent’s right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, any Company or any other party. If an Event of Default shall have occurred and remain outstanding, the Agent, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, shall have the sole right, in the name of the Agent or any Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(ii) The Agent’s Purchase of Insurance. Unless the Companies provide the Agent with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, the Agent may purchase insurance at the Companies’ expense to protect the Agent’s interests in the Collateral. The insurance purchased by the Agent may, but need not, protect the Companies’ interests in the Collateral, and therefore such insurance may not pay any claim which the Companies make or any claim which is made against the Companies in connection with the Collateral. The Company may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that the Companies have the Required Insurance. If the Agent purchases insurance covering all or any portion of the Collateral, the Companies shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which the Companies may be able to purchase on their own. In the event that the Agent purchases insurance, the Agent will notify the Companies of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Companies provide the Agent with proof that the Companies have the Required Insurance as of the date on which the Agent purchased insurance and the Companies have continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that the Agent previously charged to the Revolving Loan Account.

(iii) Application of Insurance and Condemnation Proceeds. So long as no Event of Default shall have occurred and remain outstanding as of the date of the Agent’s receipt of any Casualty Proceeds:

(w) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, the Agent agrees to apply the Casualty Proceeds to repay the outstanding Revolving Loans.

(x) In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, the Agent agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.

(y) In the event of any loss or damage to any item of Collateral (other than Equipment, so long as such Equipment is subject to the Negative Pledge and remains Excluded Collateral) by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the Companies may elect (by delivering written notice to the Agent within ten (10) Business Days following the Agent’s receipt of such Casualty Proceeds) to replace or repair such item of Equipment. If the Companies elect to replace or repair any item of Equipment, the Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment. Upon the replacement or completion of repair of such item of Equipment, the Agent will eliminate any remaining Availability Reserve established hereunder.

(z) In the event of any loss or damage to any Real Estate leased by any Company by condemnation, fire or other casualty, the Companies may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by any Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as the Companies have sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, the Companies may elect to repair or replace such Real Estate, subject to the following terms:

(1) If the Companies reasonably determine that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, the Companies may elect to repair the Real Estate by delivering written notice to the Agent within thirty (30) days following the Agent’s receipt of such Casualty Proceeds. The Agent initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Companies shall provide the Agent with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, the Companies shall fund such deficiency before the Availability Reserve established hereunder shall be reduced. The Agent agrees to reduce this Availability Reserve dollar-for-dollar as and when payments are due under the contract(s) for repair. Upon completion of the repair of the Real Estate (as determined by the Agent in the exercise of its reasonable business judgment), the Agent will eliminate any remaining Availability Reserve established hereunder.

(2) The Companies may elect to replace the Real Estate owned by the Companies only on terms and conditions satisfactory to the Required Lenders in their sole discretion.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of the Agent’s receipt of any Casualty Proceeds, or if the Companies do not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, the Agent may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent may elect in its sole discretion.

Notwithstanding the foregoing, the insurance requirements set forth above with respect to Equipment and Real Estate shall only apply if such Equipment or Real Estate is no longer Excluded Collateral or is no longer subject to the Negative Pledge.

(d) Payment of Taxes. Each Company agrees to pay when due all Taxes lawfully levied, assessed or imposed upon such Company or the Collateral (including all sales taxes collected by a Company on behalf of such Company’s customers in connection with sales of Inventory and all payroll taxes collected by such Company on behalf of such Company’s employees), unless such Company is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Companies shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, the Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as the Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such taxes on behalf of the Companies, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

(e) Compliance With Laws.

(i) Each Company agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that such Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Agent determines, in the exercise of its reasonable business judgment, will not materially and adversely effect the Agent’s or the Lenders’ rights or priorities in the Collateral.

(ii) Without limiting the generality of the foregoing, each Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. No

Company shall be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) such Company promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following such Company’s receipt of notice from the Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following such Company’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

(f) Notices Concerning Environmental, Employee Benefit and Pension Matters. The Companies agree to notify the Agent in writing of:

(i) any expenditure (actual or anticipated) in excess of $100,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on any affected Company’s working capital;

(ii) any Company’s receipt of notice from any local, state or federal authority advising any Company of any environmental liability (real or potential) arising from any Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by any Company; and

(iii) any Company’s receipt of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which any Company has contributed, relating to any of the events described in Section 10.1(g) hereof.

The Companies agree to provide the Agent promptly with copies of all such notices and other information pertaining to any matter set forth above if the Agent so requests.

(g) Collateral Reporting and Information. (i) The Companies agree to furnish to the Agent:

(1) On each date on which the Companies request or are to receive a Revolving Loan or the issuance of a Letter of Credit (but more frequently upon the Agent’s reasonable request), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), together with such confirmatory schedules of Trade Accounts Receivable (in form and substance satisfactory to the Agent) as the Agent may request in its Permitted Discretion, including, without limitation, sales journals, invoice registers, cash receipts journals or collection reports, deposit and receipts detail, copies of invoices, credit and debit memos and/or adjustment registers, and updated inventory reports.

(2) On or before the 15th day of each month, a detailed and summary aging report of Trade Accounts Receivable existing as of the last day of the preceding month and a roll-forward of Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding month, all in such form as the Agent reasonably shall require, certified by the treasurer or the chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), together with (x) a reconciliation, as of the last day of the preceding month, of the Companies’ Trade Accounts Receivable aging report to the Companies’ general ledger, and (y) information sufficient to allow the Agent to (A) reconcile, as of the date of such report, the Companies’ Trade Accounts Receivable aging report to the applicable borrowing base certificate delivered by the Funds Administrator to the Agent, and (B) update the amount of ineligible Trade Accounts Receivable.

(3) At least once each week (but more frequently upon the Agent’s reasonable request), a payroll report, a schedule of all Eligible Unbilled Accounts Receivable and sales, each in form and substance satisfactory to Agent.

(4) On or before the 15th day of each month, an aged trial balance of all the Companies’ accounts payable as of the last day of the preceding month.

(5) On or before the last day of each month, a copy of the bank statement for the Companies’ primary operating account for the preceding month.

(6) Together with the collateral information described in clause (i) above, disclosure of (x) all matters adversely affecting the value, enforceability or collectability of the Trade Accounts Receivable of the Companies if such amount is in excess of $200,000 for AT&T and $50,000 for any other Trade Accounts Receivable, and (y) all customer disputes, offsets, defenses, counterclaims, returns, and rejections.

(7) Prior written notice of any change in the location of any Collateral.

(8) From time to time, access to the Companies’ computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable and other Collateral as the Agent reasonably may require.

(ii) The Funds Administrator may deliver to the Agent any borrowing base certificate, collateral report or other material that any Company is required to deliver to the Agent under clauses (1), (2), (3) and (4) of Section 7.2(g)(i) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:

(1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent), and must be addressed to the loan officer and the collateral analyst of the Agent that handle the Companies’ account, as designated by the Agent from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.

(2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must be certified by an officer of the Funds Administrator under this Section 7.2(g)), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. The Agent may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.

(3) Each Electronic Transmission must contain the name and title of the officer of the Funds Administrator transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:

“Pursuant to the Financing Agreement dated May 11, 2006 among Aegis Communications Group, Inc. (the “Company”), certain of its direct and indirect subsidiaries, the Lenders that are parties thereto and The CIT Group/Business Credit, Inc, as Agent for the lenders (the “Agent”), the undersigned              [title of submitting officer] of the Company hereby delivers to the Agent the Company’s              [describe submitted reports]. The Company represents and warrants to the Agent and the Lenders that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Company.”

(4) The Funds Administrator agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to the Agent by means of an Electronic Transmission and agrees to furnish to the Agent such original versions within five (5) Business Days of the Agent’s request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.

(iii) Each Company hereby authorizes the Agent to regard such Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents. The Companies’ failure to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit the Agent’s security interests in the Collateral. Each Company authorizes the Funds Administrator, on behalf of such Company, to deliver to Agent all borrowing base certificates, collateral reports and other materials that the Companies are required to deliver to Agent under this Financing Agreement.

(h) Financial Reporting. The Company agrees to furnish to the Agent and the Lenders:

(i) within ninety (90) days after the end of each fiscal year of each Company, a Balance Sheet as at the close of such year, and consolidated statements of profit and loss and cash flow of the Companies for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to the Agent, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by the Agent, such accountants’ management practice letter;

(ii) within twenty-five (25) days after the end of each month, (x) a Balance Sheet as at the end of such month, (y) consolidated statements of profit and loss and cash flow of the Companies for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Companies for the same month and same fiscal year-to-date period in the prior fiscal year, certified by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent);

(iii) as and when filed by the Companies, copies of all (x) financial reports, registration statements and other documents filed by the Companies with the U.S. Securities and Exchange Commission, as and when filed by the Companies, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of the Companies subject to ERISA; and

(iv) no later than thirty (30) days prior to the beginning of each fiscal year of the Companies, monthly projections of the Company’s Balance Sheet and consolidated statements of profits and loss and cash flow of the Companies, as well as monthly projected Net Availability for the Companies for such fiscal year.

Each financial statement which the Companies are required to submit pursuant to clauses (i) and (ii) above must be accompanied by an officer’s certificate substantially in the form set forth on Exhibit E attached hereto, signed by the treasurer or chief financial officer of the Funds Administrator (or any other authorized officer satisfactory to the Agent). In addition, should any Company modify its accounting principles and procedures from those in effect on the Closing Date, such Company agrees to prepare and deliver to the Agent and the Lenders statements of reconciliation in form and substance reasonably satisfactory to the Agent.

(i) Restricted Subsidiaries. The Company will take all steps reasonably necessary to cause all of the foreign Restricted Subsidiaries to (x) on or prior to May 30, 2006, dissolve or otherwise terminate their existence in accordance with the laws of their respective organization and (y) conduct no material business, to incur no obligations and to acquire no assets at any time after the Closing Date.

(j) Business Qualification. Each Company agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.

(k) Anti-Money Laundering and Terrorism Regulations. Each Company agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). Each Company also agrees to ensure that no person who owns a controlling interest in or otherwise controls the Company is a person designated under Section

1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. Each Company acknowledges that the Agent’s and each Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, such Company agrees to provide to the Agent and the Lenders all information about the Company’s ownership, officers, directors, customers and business structure as the Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

7.3 Financial Covenants. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Companies agree, on a consolidated basis:

(a) Fixed Charge Coverage. To maintain a Fixed Charge Coverage Ratio, calculated as of the last day of each calendar month, for the preceding three calendar months, then ended, of not less than 1.25 to 1.0.

7.4 Negative Covenants. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Company agrees not to:

(a) Liens and Encumbrances. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance, judgment or levy (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

(b) Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.

(c) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

(d) Corporate Change. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Company; provided that the Company may change its name or its principal place of business so long as the Company provides the Agent with thirty (30) days prior written notice thereof and the Company executes and delivers to the Agent, prior to making such change, all documents and agreements required by the Agent in order to ensure that the liens and security interests granted to the Agent, for the benefit of the Lenders, hereunder continue in effect without any break or lapse in perfection; and further provided that the Companies may enter into a merger or consolidation between and among the Companies and wholly owned subsidiaries of the Companies, so long as Companies have received Agent’s prior written consent to such merger or consolidation, have delivered the documentation requested by Agent in its consent regarding such merger or consolidation and if Parent is a party to such merger or consolidation, it is the surviving entity.

(e) Guaranty Obligations. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(f) Dividends and Distributions. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

(g) Investments. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, in excess of $100,000 in the aggregate at any one time outstanding, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of the Company in existing subsidiaries of such entities.

(h) Related Party Transactions. Except for transactions listed in Schedule 7.4(h), enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) with respect to a sale of goods or services such transaction is rendered in the ordinary course of business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction and (iv) with respect to a loan from a Company to another Company (A) such Company shall have executed and delivered to the other Company a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Company to any other Company, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement as additional collateral security for the Obligations; (B) Company shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of Company under any such Intercompany Notes shall be subordinated to the Obligations of Company hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by a Company to any other Company and after giving effect thereto, each Company shall be solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (H) the aggregate balance of all such intercompany loans owing by any Company to any other Company shall not exceed $500,000.00 at any time.

(i) Restricted Payments. (i) (x) Other than the Shareholder Subordinated Debt, make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (A) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (B) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof or (y) make any payment of principal of, or interest on, any Shareholder Subordinated Debt, or purchase, acquire or redeem any of the Shareholder Subordinated Debt, unless (A) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement, (B) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof and (C) after giving effect to such payment, the Company has Net Availability of at least $1,000,000 and the Company’s Fixed Charge Coverage Ratio for the trailing three calendar month period is at least 1.25 to 1.00 and (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company or any subsidiary of the Company, except fees and expenses paid to the any director of any Company in the ordinary course of business and not to exceed $100,000 in the aggregate in any one calendar year for all Companies.

(j) Prohibited Uses of Proceeds. Use the proceeds of any Revolving Loan made under this Financing Agreement, directly or indirectly, in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any “margin stock”, as defined in Regulations U and X, or any “margin security”, “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T, U or X.

SECTION 8. Interest, Fees and Expenses

8.1 Interest on Revolving Loans. Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be due and payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT’s System. On each Revolving Loan that is a LIBOR Loan, interest shall be due and payable on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates for each Revolving Loan that is a LIBOR Loan shall be calculated based on a 360-day year and actual days elapsed, and all interest rates for each Revolving Loan that is a Chase Bank Rate Loan shall be calculated based on a 365/366 day year and actual days elapsed. Notwithstanding anything to the foregoing, prior to the Initial Adjustment Date, the Chase Bank Rate Loans shall not be available except with respect to the Unsupported Revolving Loan Amount.

8.2 Default Interest Rate. Upon the occurrence of an Event of Default, (a) provided that the Agent has given the Companies written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived, and (b) at the Agent’s or the Required Lenders’ election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

8.3 Fees and Expenses Relating to Letters of Credit.

(a) Letter of Credit Guaranty Fee. In consideration issuance of any Letter of Credit Guaranty by the Agent or other assistance of the Agent and the Lenders in obtaining Letters of Credit pursuant to Section 5 hereof, the Companies agree to pay to the Agent, for the ratable benefit of the Lenders, a Letter of Credit Guaranty Fee equal to 3.00% per annum multiplied by the aggregate undrawn amount of each Letter of Credit. All Letter of Credit Guaranty Fees shall be due and payable monthly on the first day of each month.

(b) Charges of Issuing Bank. The Companies agree to reimburse the Agent for any and all charges, fees, commissions, costs and expenses charged to the Agent for the Companies’ account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by the Agent, or as may be due upon any termination of this Financing Agreement.

8.4 Out-of Pocket Expenses. The Companies agree to reimburse the Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by the Agent or the Lenders. The Agent agrees to provide to the Companies on request, an itemization in reasonable detail of all Out-of-Pocket Expenses.

8.5 Line of Credit Fee; Collection Days. On the first day of each month, commencing on June 1, 2006, (a) the Companies agree to pay to the Agent, for the ratable benefit of the Lenders, the Line of Credit Fee, and (b) the Agent shall charge the Companies for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the immediately preceding month. In addition to the Line of Credit Fee and also payable on the first day of each calendar month commencing June 1, 2006, if (a) the aggregate outstanding principal balance of all Revolving Loans plus (b) the aggregate drawn amount of all Letters of Credit outstanding is less than $5,000,000 for the preceding calendar month (the “Deficiency Amount”), then the Companies agree to pay to the Agent, for the ratable benefit of the Lenders ALC, an additional line of credit fee equal to the product of (i) the Deficiency Amount multiplied by (ii) 3.00% (the “Additional Line of Credit Fee”).

8.6 Loan Facility Fee; Application of Deposits and Commitment Fee. To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Companies the Revolving Line of Credit, the Companies agrees to pay to the Agent, for the ratable benefit of the Lenders, a Loan Facility Fee in the amount of $131,250, which shall be fully earned upon execution of this Financing Agreement by the Agent, the initial Lenders hereunder and the Companies. On the Closing Date, the Agent shall credit the $43,750 commitment fee paid by the Companies to the Agent under the Commitment Letter to the Loan Facility Fee. The balance of the Loan Facility Fee shall be payable as follows: (a) One (1) year after the Closing Date, Agent shall charge the Revolving Loan Account $43,750 on account of the Loan Facility Fee and (b) two (2) years after the Closing Date, Agent shall charge the Revolving Loan Account for the $43,750 balance of the Loan Facility Fee. Any unused due diligence deposit held by the Agent pursuant to the Commitment Letter shall be credited to the Revolving Loan Account.

8.7 Administrative Management Fee. On the Closing Date and on the first day of each month thereafter, the Companies agree to pay to the Agent, for its own account, the Administrative Management Fee, which shall be fully earned when paid.

8.8 Standard Operational Fees. In addition to the Administrative Management Fee and all Out-of-Pocket Expenses incurred by the Agent in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Companies agree to pay to the Agent, for its own account, (a) the Agent’s standard charges for any employee or representative of the Agent used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (which shall not be greater than $1,000 per person, per day), and (b) the Agent’s standard charges for each wire transfer made by the Agent to or for the benefit of the Companies (currently $30) and for Dunn and Bradstreet searches conducted by the Agent for the Companies’ account (currently $65), provided that such standard charges may be increased by the Agent from time to time. Such charges shall be due and payable in accordance with the Agent’s standard practices, as in effect from time to time.

8.9 LIBOR Loans.

(a) Conditions Applicable to LIBOR Loans. The Companies may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as the conditions in the definition of “Applicable Margin” with respect to LIBOR Loans shall have been satisfied and:

(i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

(ii) the Funds Administrator requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

(iii) if the Agent requests written confirmation of any new LIBOR Loan from the Funds Administrator, the Funds Administrator shall have signed and returned to the Agent any such confirmation on or prior to first day of the Interest Period for such new LIBOR Loan; and

(iv) with respect to the Interest Period selected by the Funds Administrator for such new LIBOR Loan, (x) either (1) JPMorgan Chase Bank provides a LIBOR quote for such Interest Period or the Agent otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, or (2) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank or as determined by the Agent adequately and fairly reflects the cost of maintaining or funding the Lenders’ loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date.

Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $200,000, and there shall be no more than three (3) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Companies as a Chase Bank Rate Loan. In addition to the conditions set forth above, prior to the Initial Adjustment Date, the LIBOR Loans shall not be available except (i) with respect to the Supported Revolving Loan Amount or (ii) if the Additional LIBOR Loan Requirements have been satisfied, LIBOR Loans shall be available in the immediately succeeding month after such Additional LIBOR Loan Requirements have been satisfied.

(b) Restrictions Affecting the Making or Funding of LIBOR Loans. Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of the Agent or the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that it is no longer unlawful for any Lender to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, any Lender either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then if the Agent so elects by notice to the Companies, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(c) Inability to Determine LIBOR. Notwithstanding any other provision of this Financing Agreement to the contrary, if the Agent determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, the Agent shall give written notice of such determination to the Companies prior to the effective date of such election. Upon receipt of such notice, the Funds Administrator may cancel the Funds Administrator’s request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by the Agent, the obligations of the Agent and the Lenders thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until the Agent determines that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.

(d) Compensation for Costs. The Companies hereby agree to pay to the Agent, for the benefit of the Lenders, on demand, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.9, including, without limitation, breakage costs provided for in Section 8.10 of this Financing Agreement.

(e) Loan Participants. For purposes of this Section 8.9, the term “Lender” shall include any financial institution that purchases from any Lender a participation in the loans made by such Lender to the Companies hereunder.

8.10 LIBOR Breakage Costs and Fees. In the event that the Companies (i) pay all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fail to borrow a LIBOR Loan, or fail to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to the Agent, or (iii) fail to pay to the Agent the principal of, or interest on, any LIBOR Loan when due, the Companies agree to pay to the Agent and each Lender (without duplication), on demand, (y) such amount as shall compensate the Agent or any Lender for any actual loss, cost or expense that the Agent or any Lender may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by the Agent or any Lender to lenders or depositors of funds obtained by the Agent or any Lender in order to make or maintain any LIBOR Loans under this Financing Agreement), and (z) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by the Agent or any Lender of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Companies containing the Agent’s or any Lender’s calculations thereof in reasonable detail, shall be conclusive and binding upon the Companies, in the absence of manifest error.

8.11 Early Termination Fee. In the event the Companies terminate the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee shall be due and payable in full on the date of termination.

8.12 Capital Adequacy. In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, the Companies agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. The reasonable determination of a Lender of the amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.12 and the calculation thereof, when set forth in a written notice and delivered to the Companies, shall be conclusive and binding on the Companies. In the event a Lender exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Companies exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be returned to the Companies by such Lender.

8.13 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

(a) subject such Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall net income of such Lender by the federal government or other jurisdiction in which it maintains its principal office);

(b) impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on such Lender any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to such Lender of making, renewing or maintaining such Lender’s loans hereunder by an amount deemed material by such Lender in the exercise of their reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgment, the Companies agree to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such increase in cost or reduction in payment, as the case may be. The reasonable determination of any Lender of the amount or amounts as shall be necessary to compensate such Lender with respect to this Section 8.13 and the calculation thereof, when set forth in a written notice and delivered to the Companies, shall be conclusive and binding on the Companies. In the event any Lender exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Companies in whole or in part exceeded the amount which such Lender actually required to compensate such Lender for any increase in cost or reduction in payment, such excess shall be returned to the Companies by such Lender.

8.14 Authority to Charge Revolving Loan Account. Each Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Upon request by the Companies, the Agent shall give the Companies notice of charges made to the Revolving Loan Account and shall provide the Companies with an explanation of such charges in reasonable detail. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. Each Company confirms that any charges which the Agent may make to the Revolving Loan Account as provided herein will be made as an accommodation to such Company and solely at the Agent’s discretion.

SECTION 9. Powers

9.1 Authority. Each Company hereby authorizes the Agent, or any person or agent which the Agent may designate, at the Companies’ cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Companies (or any of them), any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b) To receive and open all mail addressed to any Company and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c) To request from customers indebted on Accounts at any time, in the name of the Agent, information concerning the amounts owing on the Accounts;

(d) To request from customers indebted on Accounts at any time, in the name of any Company, any certified public accountant designated by the Agent or any other designee of the Agent, information concerning the amounts owing on the Accounts;

(e) To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for any Company’s account; and

(f) To take or bring, in the name of the Agent, the Lenders or any Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

9.2 Limitations on Exercise. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10. Events of Default and Remedies

10.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(a) the cessation of the business of any Company, or the calling of a meeting of the creditors of any Company for purposes of compromising its debts and obligations;

(b) the failure of any Company to generally meet its debts as those debts mature; provided, however, this shall only apply to those debts which mature after the Closing Date;

(c) (i) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law;

or (ii) the commencement against any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Company within ten (10) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Company;

(d) the breach or violation by any Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) below), provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation as determined by Agent in its Permitted Discretion within fifteen (15) days from the date that is the earlier of when (i) any Company knew or should have known of such breach or violation or (ii) any Company received notice of such breach or violation;

(e) the breach or violation by any Company of any warranty, representation or covenant contained in Sections 3.2, 6.3(a), 6.4, 6.5(a), 7.2(c)(i), 7.2(d), 7.2(g)(i), 7.3 and 7.4;

(f) the failure of any Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) any Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the Agent’s reasonable business judgment, subject any Company to any tax, penalty or other liability having a Material Adverse Effect;

(h) the occurrence of any event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(i) the occurrence of any event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt or (ii) other Indebtedness of the Companies (or any of them) having a principal amount in excess of $500,000; or

(j) a Change of Control shall occur.

10.2 Remedies With Respect to Outstanding Loans. Upon the occurrence of a Default or an Event of Default, at the option of the Agent or the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement thereafter shall be made in the Agent’s and the Lenders’ discretion, and the obligation of the Agent and the Lenders to make Revolving Loans, and to assist the Companies in opening Letters of Credit, shall cease unless such Default is cured to the satisfaction of the Required Lenders or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable, (b) charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that the Agent has given the Companies written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Companies. Notwithstanding the foregoing, (x) the Agent’s and the Lenders’ commitments to make loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by the Agent or the Lenders upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Agent or the Lenders, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Agent or the Lenders.

10.3 Remedies With Respect to Collateral. Immediately after the occurrence of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Agent may use, at the Companies’ expense, such of the Companies’ personnel, supplies or space at the Companies’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Company, the Lenders or the Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of any Company or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Company; (d) foreclose the Agent’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Company or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale on behalf of the

Lenders. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate. Each Company agrees, at the request of the Agent, to assemble the Inventory and Equipment, and to make it available to the Agent at premises of such Company or elsewhere and to make available to the Agent the premises and facilities of such Company for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Agent to the payment of the Obligations in the order set forth in Section 10.4 hereof, and the Companies shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Agent or the Lenders under applicable law or the other Loan Documents, all of which shall be cumulative.

10.4 Application of Proceeds. The Agent agrees to apply the net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:

(a) first, to all unpaid Out of Pocket Expenses;

(b) second, to all accrued and unpaid fees owed to the Agent and the Lenders;

(c) third, to accrued and unpaid interest on the Obligations; and

(d) fourth, to the unpaid principal amount of the Obligations.

10.5 General Indemnity. In addition to the Companies’ agreement to reimburse the Agent and the Lenders for Out-of-Pocket Expenses, but without duplication, each Company hereby jointly and severally agrees to indemnify the Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:

(a) as a result of the Agent’s or the Lenders, exercise of (or failure to exercise) any of their respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent’s interests in the Collateral (including the defense of claims brought by any Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of any Company, or any trustee or receiver in bankruptcy);

(b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Company’s operation and use of the Real Estate, and any Company’s off-site disposal practices;

(c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

(d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over any Company; and

(e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. The Agent may from time to time establish Availability Reserves with respect to this indemnity as the Agent may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, the Agent may hold such reserves as cash reserves as security for this indemnity.

SECTION 11. Termination

Except as otherwise provided in Section 10.2 hereof, the Required Lenders (acting through the Agent) may terminate this Financing Agreement and the Revolving Line of Credit only as of the initial or any subsequent Termination Date, and then only by the Agent giving the Companies at least sixty (60) days prior written notice of termination. The Companies may terminate this Financing Agreement at any time prior to any Termination Date upon thirty (30) days prior written notice to the Agent, provided that the Companies pay to the Agent, for the benefit of the Lenders, any Early Termination Fee due and payable hereunder on the date of termination. THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE. All Obligations shall become due and payable in full on the date of any termination hereunder (including any amounts not yet paid under Section 8.6) and, pending a final accounting of the Obligations, the Agent may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding Letters of Credit. All of the Agent’s and the Lenders’ rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 12. Miscellaneous

12.1 Waivers. Except as otherwise agreed to herein, if at all, each Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Required Lenders. No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2 Entire Agreement; Amendments. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among the Companies, the Agent and/or the Lenders; (b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) subject to the provisions of Section 14.10 hereof that relate to matters subject to the approval of all Lenders, may be amended only by a writing signed by the Companies and the Required Lenders; and (d) shall bind and benefit the Companies, the Agent, the Lenders and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Loan Agreement, the provisions of this Financing Agreement shall apply and govern.

12.3 Usury Limit. In no event shall the Companies, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Companies. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. EACH COMPANY, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a) if to the Agent, at:

The CIT Group/Business Credit, Inc.

Attn: Regional Credit Manager
Telecopier No.: ( ) ;

(b) if to any Company at:

Aegis Communications Group, Inc.
8001 Bent Branch Drive
Irving, Texas 75063
Attn:
Telecopier No.: ;

With a Copy to:

Hughes & Luce LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attn: David G. Luther, Jr.

(c) if to any Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

(d) to such other address as any party may designate for itself by like notice.

12.7 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

SECTION 13. Agreements Regarding the Lenders

13.1 Copies of Statements and Financial Information. The Agent shall forward to each Lender a copy of the monthly loan account statement delivered by the Agent to the Companies. In addition, the Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of the Companies that the Agent receives from the Companies or their advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

13.2 Payments of Principal, Interest and Fees. After the Agent’s receipt of, or charging of, any interest and fees earned under this Financing Agreement, the Agent agrees to remit promptly to the Lenders their respective Pro Rata Percentages of:

(a) fees payable by the Companies hereunder, provided that (i) the Lenders shall not share the Administrative Management Fee or the other fees set forth in Section 8.8 of this Financing Agreement, and (ii) the Lenders shall share in the Loan Facility Fee in accordance with their respective agreements with the Agent; and

(b) interest paid on the outstanding principal amount of Revolving Loans, calculated based on the outstanding amount of Revolving Loans advanced by each of the Lenders as of each Settlement Date during the period for which interest is paid.

13.3 Defaulting Lender. In the event that any Lender fails to make available to the Agent such Lender’s Pro Rata Percentage of any borrowing by the Companies on the Settlement Date in accordance with the provisions of Section 3.1(d) hereof, and the Companies do not repay to the Agent such Lender’s Pro Rata Percentage of the borrowing within three (3) Business Days of such borrowing, the Agent shall have the right to recover such Lender’s Pro Rata Percentage of the borrowing directly from such Lender, together with interest thereon from the date of the borrowing at the rate per annum applicable to such borrowing. In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Section 13.2 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.

13.4 Participations and Assignments.

(a) Participations. With the prior written consent of the Agent and so long as no Default or Event of Default has occurred and is continuing, the Companies (which consent will not unreasonably be withheld), the Lenders may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Companies hereunder. Each Company acknowledges that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 14.10 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Companies, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.

(b) Assignments. With the prior written consent of the Agent and so long as no Default or Event of Default has occurred and is continuing, the Companies (which consent will not unreasonably be withheld), the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to commercial banks, commercial finance lenders or other financial institutions, provided that (i) the principal amount of loans assigned to any one institution shall not be less than $1,000,000, (ii) such assignment shall be allocated ratably between such Lender’s Revolving Loan Commitments hereunder, and (iii) the Company shall pay to the Agent an assignment processing and recording fee of One Thousand Dollars ($1,000.00) for the Agent’s own account. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement.

(c) Cooperation of Company. If necessary, each Company agrees to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment made pursuant to an Assignment and Transfer Agreement, (ii) make such Company’s management available to meet with the Agent and prospective participants and assignees of Commitments and (iii) assist the Agent or the Lenders in the preparation of information relating to the financial affairs of such Company as any prospective participant or assignee of a Commitment reasonably may request. Subject to the provisions of Section 13.7, each Company authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning such Company and its financial affairs which has been delivered to such Lender by or on behalf of such Company pursuant to this Financing Agreement, or which has been delivered to such Lender by or on behalf of such Company in connection with such Lender’s credit evaluation of such Company prior to entering into this Financing Agreement.

13.5 Sharing of Liabilities. In the event that the Agent, the Lenders or any one of them is sued or threatened with a suit, action or claim by any Company or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of any Company, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Financing Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Financing Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by the Agent, the Lenders or any one of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by the Agent to effect collection of the Obligations or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this Section 13.5 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Financing Agreement.

13.6 Exercise of Setoff Rights. Each Company authorizes each Lender, and each Lender shall have the right, after the occurrence of an Event of Default, without notice, to set off and apply against any and all property or assets of any Company held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to set off, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Revolving Loans as would be necessary to cause such Lender to share the amount of the property set off with the other Lenders based on each Lender’s Pro Rata Percentage. Each Company agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to set off with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so set off from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 13.6.

13.7 Confidentiality. For the purposes of this Section 13.7, “Confidential Information” means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of any Company in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of such Company, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or any of the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders or any person acting on their behalf, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by any Company or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to:

(a) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Revolving Line of Credit);

(b) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.7;

(c) any other Lender;

(d) a commercial bank, commercial finance lender or other financial institution to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein, provided that so long as no Event of Default shall have occurred and remain outstanding, such entity agrees in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.7; or

(e) any other person or entity (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Agent or a Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.

Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.7.

SECTION 14. Agency

14.1 Appointment of Agent; Powers. Each Lender hereby irrevocably designates and appoints CIT to act as the Agent for such Lender under this Financing Agreement and the other Loan Documents, and irrevocably authorizes CIT, as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Financing Agreement, the Agent is acting solely as an agent of the Lenders, and the Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with any Company. The Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Financing Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or the other Loan Documents, or otherwise exist against the Agent.

14.2 Delegation of Agent’s Duties. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3 Disclaimer of Agent’s Liabilities. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by the Agent or such person under or in connection with the Financing Agreement and the other Loan Documents (except for the Agent’s or such person’s gross negligence or willful misconduct). Without limiting the generality of the foregoing, the Agent shall not be liable to the Lenders for (i) any recital, statement, representation or warranty made by any Company or any officer thereof contained in (x) this Financing Agreement, (y) any other Loan Document or (z) any certificate, report, audit, statement or other document referred to or provided for in this Financing Agreement or received by the Agent under or in connection with this Financing Agreement, (ii) the value, validity, effectiveness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents or the Agent’s security interests in the Collateral, (iii) any failure of any Company to perform its obligations under this Financing Agreement and the other Loan Documents, (iv) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (v) the Agent’s delay in the collection of the Obligations or enforcing the Agent’s rights against any Company, or the granting of indulgences or extensions to any Company or any account debtor of any Company, or (vi) for any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, the Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of any Company contained in this Financing Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of any Company at any time.

14.4 Reliance and Action by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advise of such counsel, accountants or experts. In addition, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by the Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. The Agent shall be fully justified in taking or refusing to take any action under this Financing Agreement and the other Loan Documents unless the Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that the Agent deems appropriate, or (b) is indemnified by the Lenders to the Agent’s satisfaction against any and all liability, cost and expense which may be incurred by the Agent by reason of taking or refusing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

14.5 Events of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Companies or a Lender describing such Default or Event of Default with specificity. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to all Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, the Agent may require indemnification from the Lenders under Section 14.4 prior to taking such action, (b) under no circumstances shall the Agent have an obligation to take any action that the Agent believes in good faith would violate any law or any provision of this Financing Agreement or the other Loan Documents, and (c) unless and until the Agent shall have received direction from the Lenders or Required Lenders, as the case may be, the Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.

14.6 Lenders’ Due Diligence. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Financing Agreement or the financial condition of any Company, and such Lender agrees that no action taken by the Agent hereafter, including any review of the business or financial affairs of any Company, shall be deemed to constitute a representation or warranty by the Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of and investigation into the business, operations, property, financial condition and creditworthiness of any Company, and made its own decision to enter into this Financing Agreement. Each Lender agrees, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Financing Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of any Company.

14.7 Right to Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Companies and without limiting the obligation of any Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.

14.8 Other Transactions. The Agent and any Lender may make loans to and generally engage in any kind of business with any Company, as though the Agent or such Lender were not the Agent or a Lender hereunder. With respect to loans made by the Agent under this Financing Agreement as a Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not the Agent, and the term “Lender” and “Lenders” shall include the Agent in its individual capacity as such.

14.9 Resignation of Agent. The Agent may resign as the Agent upon 30 days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If the Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to the Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After an Agent’s resignation hereunder, the provisions of this Section 14 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as the Agent.

14.10 Voting Rights; Agent’s Discretionary Rights. Notwithstanding anything contained in this Financing Agreement to the contrary, without the prior written consent of all Lenders, the Agent will not agree to:

(a) amend or waive the Companies’ compliance with any term or provision of this Financing Agreement, if the effect of such amendment or waiver would be to (i) increase the Revolving Line of Credit, (ii) reduce the principal of, or rate of interest on, the Revolving Loans, (iii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iv) extend the maturity date of any of the Obligations or the date fixed for payment of any installment thereof;

(b) alter or amend (i) this Section 14.10 or (ii) the definitions of “Net Availability”, “Availability Reserve”, “Eligible Accounts Receivable”, “Collateral” or “Required Lenders”;

(c) amend the definition of “Borrowing Base”, or modify the Agent’s criteria for determining compliance with the definitions of “Eligible Accounts Receivable”, if the effect thereof would be to increase Net Availability;

(d) except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of more than $2,000,000 in any fiscal year of the Companies (or any of them); or

(e) knowingly make any Revolving Loan to the Companies if after giving effect thereto the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit would exceed the lesser of (i) the Revolving Line of Credit or (ii) one hundred ten percent (110%) of the Borrowing Base; provided that in no event shall the Agent continue to knowingly make Overadvances under this Section 14.10(e) for a period in excess of ninety (90) consecutive days without the consent of all Lenders, and provided further that after the occurrence of an Event of Default, the Agent in its sole discretion shall have the right to make Overadvances in excess of the limitation set forth in clause (ii) above in order to preserve, protect and realize upon the Collateral.

In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Financing Agreement specifically requires the Companies or the Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Financing Agreement to the contrary, the Agent shall have the right in its sole discretion to (i) determine whether the requirements for eligibility set forth in the definition of “Eligible Accounts Receivable” are satisfied, (ii) establish, adjust and release the amount of reserves provided for in the definitions of “Availability Reserve”, and “Eligible Accounts Receivable”, (iii) make Overadvances in accordance with clause (e) of this Section 14.10, (iv) release any Collateral having a value (as determined by the Agent in its reasonable business judgment) of up to $1,000,000 in each fiscal year of the Companies (or any of them), and (v) amend any provision of this Financing Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which the Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral.

14.11 Deemed Consent. If a Lender’s consent to a waiver amendment or other course of action is required under the terms of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

14.12 Notice of Termination of Commitment. Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement, such Lender, acting alone, may terminate its Commitment only as of the initial or any subsequent Anniversary Date, and then only by giving the Agent ninety (90) days prior written notice thereof. Within 30 days after receipt of such termination notice, the Agent at its option agrees to either (a) give notice of termination of this Agreement and the Revolving Line of Credit to the Company hereunder, or (b) purchase such Lender’s entire Commitment hereunder for the full amount thereof as of the date of such purchase, plus accrued interest to the date of such purchase.

14.13 Survival of Agreements of the Lenders. The obligations of the Lenders set forth in Sections 13.3, 13.5, 13.6, 14.4 and 14.7 hereof shall survive the termination of this Financing Agreement.

14.14 Joint and Several Liability

(a) Joint and Several Liability. All Revolving Loans made to the Companies shall be deemed jointly funded to, and received by, the Companies. Each Company jointly and severally agrees to pay, and shall be jointly and severally liable for payment and performance of, all Obligations. Each Company acknowledges and agrees that the joint and several liability of the Companies is provided as an inducement to Agent and Lenders to provide loans and other financial accommodations to the Companies, and that each such loan or other financial accommodation shall be deemed to have been done or extended by Agents and Lenders in consideration of, and reliance upon, the joint and several liability of the Companies. The joint and several liability of each Company hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to the equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Company hereby waives: (i) all notices to which such Company may be entitled as co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Financing Agreement, (y) the making of loans or other financial accommodations under this Financing Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest, and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Financing Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Company hereunder, (x) the release of any other Company from its duties this Financing Agreement or the other Loan Documents, or the extension of the time of performance of any other Company’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Company’s liabilities with respect to all or any portion of the Obligations, or (a) any other act (or failure to act) that fundamentally alters the risks imposed on such Company by virtue of its joint and several liability hereunder. It is the intent of each Company by this paragraph to waive any and all suretyship defenses available to such Company with respect to the Obligations, whether or not specifically numerated above.

(b) Subrogation and Contribution Rights. Each Company hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement, such Company will not exercise any subrogation, contribution or other right or remedy against any other Company or security for any of the Obligations arising by reason of such Company’s performance or satisfaction of its joint and several liability hereunder. In addition, each Company agrees that (i) such Company’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Company agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement.

(c) Limitation of Joint and Several Liability. Notwithstanding any provisions of this Financing Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of the Companies, and the security interests granted by the Companies to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to tome. Accordingly, Agent, Lenders and the Companies agree that if the obligations and liabilities of any Company hereunder, or any security interests granted by such Company securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable law, the obligations and liabilities of such Company hereunder, as well as the security interests serving such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable law.

[REMAINDER OF PAGE BLANK; SIGNATURES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered by their proper and duly authorized officers as of the date set forth above.

THE COMPANY:

AEGIS COMMUNICATIONS GROUP, INC.

By: /s/ Kannan Ramasamy

Title: President & CEO

ADVANCED TELEMARKETING CORPORATION

By: /s/ Kannan Ramsamsy

Title: President & CEO

IQI, INC.

By: /s/ Kannan Ramsamsy

Title: President & CEO

LEXI INTERNATIONAL, INC.

By: /s/ Kannan Ramsamsy

Title: President & CEO

INTERSERV SERVICES CORPORATION

By: /s/ Steven Alred Hough Marshall

Title: Vice President & Secretary

CIT:

THE CIT GROUP/BUSINESS CREDIT,
INC., as Agent and a Lender

By:
Title
Vice President

2

EXHIBIT A

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Financing Agreement dated as of May 11, 2006 (as amended, restated supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”) among Aegis Communications Group, Inc., a Delaware corporation (the “Parent”), certain direct and indirect subsidiaries of the Company party thereto, (individually and collectively with the Parent, “Company”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and The CIT Group/Business Credit, Inc, a New York corporation, as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined shall have the meanings given to such terms in the Financing Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Financing Agreement respecting those, and only those, portions of the financing facilities contained in the Financing Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2. The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of any Company, or (y) the performance or observance by the any Company of any of its obligations under the Financing Agreement or any of the Loan Documents.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Financing Agreement as amended through the Effective Date, together with the copies of the most recent financial statements of the Company, and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, (iv) appoints and authorizes the Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by the Agent, effective as of the Effective Date.

5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.

7. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment: , 200

Assigned Facilities	Percentage of Facilities Assigned	Dollar Amount Assigned

Revolving Line of Credit	%	$

ASSIGNOR:	ASSIGNEE:

By:	By:

Its:	Its:

Accepted by the Agent:

THE CIT GROUP/BUSINESS CREDIT,
INC., as Agent as aforesaid

By:
Its:

EXHIBIT B

FORM OF REVOLVING LOAN PROMISSORY NOTE

$	, 200
Chicago, Illinois

FOR VALUE RECEIVED, each of the undersigned, AEGIS COMMUNICATIONS GROUP, INC., a Delaware corporation (“Parent”) ADVANCED TELEMARKETING CORPORATION, a Nevada corporation (“ATC”), IQI, INC., a New York corporation (“IQI”), LEXI INTERNATIONAL, INC., a California corporation (“Lexi”), and INTERSERV SERVICES CORPORATION, a Delaware corporation (“InterServ” and together with Parent, ATC, IQI and Lexi, each individually a “Company” and collectively, the “Companies”), individually and collectively, jointly and severally promises to pay to the order of                      (“Lender”), at Lender’s office located at                             , in lawful money of the United States of America and in immediately available funds, the principal amount of                              Dollars ($                    .00), or such lesser amount as may be advanced to the Company by Lender as Revolving Loans under the Financing Agreement (as defined below) and remain unpaid, on the Termination Date.

Each Company further jointly and severally agrees to pay interest at said office, in like money, on the unpaid principal amount of Revolving Loans outstanding from time to time on the dates and at the rates specified in Section 8 of the Financing Agreement of even date herewith among each Company, the Lenders that are parties thereto and The CIT Group/Business Credit, Inc., as Agent for the Lenders (the “Financing Agreement”). Capitalized terms used in this Note and defined in the Financing Agreement shall have the meanings given to such terms in the Financing Agreement unless otherwise specifically defined herein.

This Note is a Promissory Note referred to in the Financing Agreement, evidences the Revolving Loans made to the Companies by the Lender thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Financing Agreement, or upon termination of the Financing Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Agent or the Required Lenders, immediately due and payable as provided in the Financing Agreement.

AEGIS COMMUNICATIONS
GROUP, INC.

By:

Title:

ADVANCED TELEMARKETING CORPORATION

By:

Title:

IQI, INC.

By:

Title:

LEXI INTERNATIONAL, INC.

By:

Title:

INTERSERV SERVICES CORPORATION

By:

Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

[Date]

The CIT Group/Business Credit, Inc.

Chicago, IL 60603

RE:	Financing Agreement dated as of May 11, 2006 (the “Financing Agreement”) among The CIT Group/Business Credit, Inc., as Agent (the “Agent”), the Lenders that are parties thereto (collectively, the “Lenders”), Aegis Communications Group, Inc., (“Funds Administrator”), Advanced Telemarketing Corporation, IQI, Inc., Lexi International, Inc., and InterServ Services Corporation, (together with Funds Administrator, each individually a “Company” and collectively, the “Companies”)

Ladies and Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Financing Agreement.

Pursuant to Section 7.2(h) of the Financing Agreement, I enclose the Companies’ financial statements for the month ended                 , 200     (the “Reporting Month”) and the fiscal year-to-date period ended                 , 200    . As the                              of the Funds Administrator, I hereby certify to the Agent and the Lenders that: (a) the financial statement(s) fairly and accurately the Companies’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Companies’ operating results during such accounting periods, subject to year-end audit adjustments; (b) during the Reporting Month, (i) to my knowledge, there has occurred no Default or Event of Default under the Financing Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit      attached hereto, and (ii) no Company has received any notice of cancellation with respect to its property insurance policies; and (c) Exhibit      attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in the Financing Agreement, for the periods of measurement covered by or ending on the last day of the Reporting Month.

Very truly yours,

[attach appropriate exhibits]

Schedule 1.1(a) - Existing Indebtedness

Networking Equipment Lease Agreement, dated August 18, 2005, among Aegis BPO Services Limited, Aegis Communications Group, Inc., and SREI Infrastructure Finance Limited. (capital lease obligation in the approximate amount of $4.0 million)

Indemnity Agreement (in respect of obligations under two separate letters of credit in the maximum amounts of $2,489,667 and $390,000, respectively), dated as of March 30, 2005, between Export-Import Bank of India and Aegis Communications Group, Inc.

Schedule 1.1(b) – Permitted Liens

Debtor	Secured Party	Delaware UCC file number and date of filing	Collateral
Aegis Communications Group, Inc.	SREI Infrastructure Finance, Limited	N/A	equipment

Schedule 7.1(b) – Company and Collateral Information

Aegis Communications Group, Inc.

Exact Company Name in State of
Incorporation or Formation:	Aegis Communications Group, Inc.

State of Incorporation or Formation:	Delaware

F.E.I.N.:	72-2050538

State Organization No.:	2068034

Address of Chief Executive Office:	8001 Bent Branch Dr.
Irving, Texas 75063

Collateral Locations:

8001 Bent Branch Drive
Irving, TX 75063

501 Wilson Lane
Elkins, WV 26241

Fairhills Plaza
609 Bellview , Bldg. 1A
Fairmont, WV 26554

1110 E. 7th, Suite 100
Joplin, MO 64801

80 Broad Street
New York, NY

10011 S. US Hwy. 1
Port St. Lucie, FL 34952

4251 Enterprise Way
Sierra Vista, AZ 85635

110 E. Broward Blvd, Suite 1700
Fort Lauderdale, FL 33301

Advanced Telemarketing Corporation

Exact Company Name in State of
Incorporation or Formation:	Advanced Telemarketing Corporation

State of Incorporation or Formation:	Nevada

F.E.I.N.:	75-2044861

State Organization No.:	C5412-1985

Address of Chief Executive Office:	8001 Bent Branch Dr.
Irving, Texas 75063

InterServ Services Corporation

Exact Company Name in State of
Incorporation or Formation:	InterServ Services Corporation

State of Incorporation or Formation:	Delaware

F.E.I.N.:	58-2042914

State Organization No.:	2761882

Address of Chief Executive Office:	8001 Bent Branch Dr.
Irving, Texas 75063

IQI, Inc.

Exact Company Name in State of
Incorporation or Formation:	IQI, Inc.

State of Incorporation or Formation:	New York

F.E.I.N.:	13-2665686

State Organization No.:	None

Address of Chief Executive Office:	8001 Bent Branch Dr.
Irving, Texas 75063

Lexi International, Inc.

Exact Company Name in State of
Incorporation or Formation:	Lexi International, Inc.

State of Incorporation or Formation:	California

F.E.I.N.:	95-4069974

State Organization No.:	C1355581

Address of Chief Executive Office:	8001 Bent Branch Dr.
Irving, Texas 75063

Schedule 7.1(g) – Litigation

Litigation:

(a)	Pending or Threatened Litigation and Claims

1.	The Company is a party to the following lawsuits:

a.	AllServe Inc. v. Aegis Communications, Inc., cause number 061-N, filed in the Court of Chancery of The State of Delaware on November 12, 2003. Based on the compliant, the plaintiffs are apparently seeking an injunction to prevent the Company from closing the transaction with Deutsche Bank and Essar, which in the Company’s view has been closed. The complaint also seeks to specifically enforce our merger agreement with AllServe. Alternatively, the complaint seeks payment of the $1.1 million break-up fee as well as well as other monetary damages that, according to AllServe, exceed $50 million. The Company denies that AllServe is entitled to any injunctive relief, payment of the break-up fee or any other damages or payments. The Company’s insurance carrier will cover this claim to the extent that the Company’s officers and directors are named, subject the Company’s deductible of $250,000. The Company’s insurance carriers will not cover any other liability in connection with this suit.

The case has been largely dormant since December 31, 2003. The Company believes that the plaintiffs do not intend to pursue this case, and in any case, the Company intends to contest this lawsuit vigorously.

b.	Anthony Clark & Michael Kim et al. v. Aegis Communications Group Inc. et al., cause number CVO5-3452AHM, filed in the United District Court for the Central District of California on May 9, 2005. In this class action the plaintiffs are seeking $200,000.00 by alleging that Aegis violated the Federal W.A.R.N. Act by not giving its Los Angeles employees a 60-day notice of when the call center was to be closed. The Company is currently in settlement discussions with the plaintiffs. The Company’s insurance does not cover this claim.

c.	Ardella Coleman vs. Aegis Communications Group Inc. et al., cause number 05-C-2471, filed in the Circuit Court of Marion County, West Virginia, August 1, 2005. The plaintiff is alleging disability discrimination under the West Virginia Human Rights Act, and is seeking unspecified compensatory and punitive damages and equitable relief. In consultation with the Company’s counsel in West Virginia, the Company believes that its maximum liability will be $50,000, and that the Company has a good chance of prevailing on the motion for summary judgment it plans to file. The Company’s insurance does not cover this claim.

2.	The Company faces the following threatened litigation:

a.	Demand Letter dated January 30, 2006 from the law offices of Gavin N. Lewis, representing Today’s Discount Food Mart, seeking payment of an outstanding check totaling $317.33. The Company is in discussions to settle this claim. The Company’s insurance does not cover this claim.

b.	Demand Letter dated March 13, 2006 from Winstead Sechrest & Minick, representing Pitney Bowes Bank, Inc., seeking payment of unpaid invoices totaling $50,759.39. At this time, the Company has not yet had settlement discussions relating to this claim. The Company’s insurance does not cover this claim.

c.	Demand Letter dated April 17, 2006 from McCarthy, Summers, Bobko, Wood, Sawyer & Perry, representing Southcoast Incorporated, seeking payment of $16,527.00 for repairs to Aegis’s call center facility in Port St. Lucie, Florida. The Company has agreed to make three payments in the amount of $5,509 on May 5, May 19 and June 2 to settle this claim. The Company’s insurance does not cover this claim.

d.	Demand Letter dated May 2, 2006 from Gonzalez & Weichert, L.L.C., representing Salesforce.com., seeking payment of $5,820.36 for unpaid marketing services. At this time, the Company has not yet had settlement discussions relating to this claim. The Company’s insurance does not cover this claim.

e.	Attorneys representing 40 Aegis employees assigned to a project for Aegis’s customer Humana have asserted a claim that they are entitled to compensation including commissions or other fees, in addition to the agreed hourly wage. Each of these employees has been employed for approximately 6 months or less. They base their claim on both a written agreement (“Group Producing Agent or Agency Contract”) needed by Humana to facilitate licensing of these Aegis employees to sell Humana products, and upon certain alleged statements made during the hiring process. Apparently, Humana independently approached and obtained executed form agreements with many of these employees, in which the form agreement makes reference to commissions to be paid out according to a separate “commission plan” document that was never produced to such employees. The facts and even the allegations supporting these employees’ claims are not yet developed in any detail. Counsel for both Aegis and Human are investigating the allegations to develop the underlying facts. At this time, an amount in controversy has not been established. The Company’s insurance will in all likelihood not cover this claim.

(b)	Default Judgments entered against the Company

a.	Computer Hardware of America obtained a default judgment against the Company in the Dallas County Court at Law. The Company entered into a Settlement Agreement with Computer Hardware on March 1, 2006, under which the Company will make four payments to Computer Hardware of America. The Company made its first and second payment on March 1 and May 1, 2006 respectively, in the amounts of $30,000.00 and $10,000. Subsequent payments will be made on or about June 1, 2006 and July 1, 2006 in the amounts of $10,000. Notwithstanding the default judgment, Computer Hardware continues its relationship with the Company as a vendor.

b.	General Electric Capital Corporation v. Aegis Communications Group, et al. GE Capital Corporation obtained a default judgment against Aegis on January 19, 2006 in the District Court of Dallas County, Texas for approximately $61,700, plus post-judgment interest at the rate of 7.0% per annum. Aegis is in discussions with GE Capital to settle the outstanding judgment.

c.	Blazer Installations v. Aegis Communications Group. Blazer Installations obtained a default judgment against Aegis in the District Court of Dallas County, for approximately $27,450. Aegis is making arrangements with Blazer Installations to pay the outstanding judgment.

d.	GA-Central Park, L.L.C. v. Aegis Communications Group, Inc. GA – Central Park, L.L.C. obtained a judgment against Aegis in the State Court of Gwinnett County, Georgia, on January 9, 2006, in the amount of $74,857.64. Aegis paid the Dallas County Sheriff’s office in full satisfaction of such judgment on April 14, 2005 when the judgment was domesticated in Texas.

Administrative and Regulatory Claims

1.	The Company is a party to the following EEOC charges (collectively, the “EEOC Charges”):

a.	Charge filed by Maureen Calnan on October 20, 2004.

b.	Charge filed by John Caldwell on November 5, 2005.

c.	Charge filed by Michael Holland on January 7, 2006

Schedule 7.4(h) – Related Party Transactions

Master Services Agreement, effective as of February 14, 2005, between Aegis Communications Group, Inc. and Aegis BPO Services, Limited

Networking Equipment Lease Agreement, dated August 18, 2005, among Aegis BPO Services Limited, Aegis Communications Group, Inc., and SREI Infrastructure Finance Limited.

Sales and Marketing Outsourcing Agreement, dated July 1, 2005, between Aegis Communications Group, Inc. and Business Transformation Consulting, Inc.

Stockholders Agreement, dated as of November 5, 2003, by and among Aegis Communications Group, Inc., Certain Stockholders As Identified therein, Deutsche Bank AG – London acting through DB Advisors, LLC As Investment Advisor, and Essar Global Limited.

Registration Rights Agreement, dated as of November 5, 2003, by and among Aegis Communications Group, Inc., Deutsche Bank AG – London acting through DB Advisors, LLC as investment advisor, Essar Global Limited, Questor Partners II, L.P., Questor Side-by-Side Partners II 3(c)(1), L.P., Thayer Equity Investors III, L.P., TC Co-Investors, LLC, Edward Blank, and The Edward Blank 1995 Grantor Retained Annuity Trust.

Employment Agreement, dated as of September 30, 2004, between Kannan Ramasamy and Aegis Communications Group, Inc., Advanced Telemarketing Corporation and IQI, Inc.

Supplement to Employment Agreement, dated as of September 14, 2005, between Kannan Ramasamy and Aegis Communications Group, Inc., Advanced Telemarketing Corporation and IQI, Inc.

Transition Agreement and General Release, dated as of May 3, 2005, between Richard Nelson Ferry and Aegis Communications Group, Inc., Advanced Telemarketing Corporation and IQI, Inc.

Seventh Amended and Restated Secured Promissory Note, dated April 20, 2005,in the original principal amount of $1,884,500.54, made by Aegis Communications Group, Inc. in favor of Deutsche Bank AG – London, acting through DB Alternative Trading, Inc. (subsequently assigned by Deutsche Bank to World Focus), and Loan Documents relating thereto (as defined in such instrument)

Promissory Note, dated July 25, 2005, in the original principal amount of $1,500,000, made by Aegis Communications Group, Inc. in favor of Essar Global Limited.

Indemnity Agreement (in respect of obligations under two separate letters of credit in the maximum amounts of $2,489,667 and $390,000, respectively), dated as of March 30, 2005, between Export-Import Bank of India and Aegis Communications Group, Inc.